Exhibit 2

Japanese GAAP
Consolidated Financial Statements

(TRANSLATION)

November 4, 2004

Condensed Statements of Consolidated Financial Results
for the Six Months Ended September 30, 2004

Company Name:	NISSIN CO., LTD. (URL: http://www.nissin-f.co.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading Symbol: NIS)

Location of Head Office:	Tokyo and Ehime

President:	Kunihiko Sakioka, Representative Director

Inquiries:	Hitoshi Higaki, Managing Director and General Manager of Operations Control Division (Tel: 81-3-3348-2424)

Date of Board of Directors’ Meeting for Approval of the Financial Results:	November 4, 2004

Application of GAAP:	Japanese GAAP

Japanese GAAP
Consolidated Financial Statements

(Note: All amounts in these financial statements are rounded down to the nearest unit)

1.	Consolidated Financial Results for the Six Months Ended September 30, 2004

(1)	Consolidated Operating Results

	Six Months Ended September 30,				Year Ended March 31,
	2003		2004		2004
		Percentages		Percentages		Percentages
	Amount	(Note 5)	Amount	(Note 5)	Amount	(Note 5)

	(in millions except percentages)
Operating revenues	¥22,958	6.7%	¥20,813	(9.3)%	¥45,693	0.2%
Operating income	5,698	15.9	4,603	(19.2)	11,559	4.7
Ordinary income	5,543	14.3	4,770	(14.0)	11,112	3.7
Net income	2,783	10.5	6,054	117.5	6,186	18.7

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004

	(in yen)
Net income per share:
Basic	¥22.16	¥23.88	¥49.04
Diluted	—	20.92	45.21

Notes:	1.	Net losses from equity-method affiliates were ¥98 million for the six months ended September 30, 2003, net income from equity-method affiliates was ¥0 million for the six months ended September 30, 2004 and net losses from equity-method affiliates were ¥222 million for the year ended March 31, 2004.
	2.	The weighted-average numbers of outstanding shares were 125,633,219 shares for the six months ended September 30, 2003, 253,519,211 shares for the six months ended September 30, 2004 and 124,679,832 shares for the year ended March 31, 2004.
	3.	On May 20, 2004, NISSIN completed a 2-for-1 stock split.
	4.	Changes in accounting policy: None
	5.	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the respective figures for the corresponding period of the previous year.

(2)	Consolidated Financial Position

	September 30,		March 31,
	2003	2004	2004

	(in millions except percentages and per share data)
Total assets	¥195,600	¥189,898	¥207,955
Shareholders’ equity	46,605	59,585	53,832
Shareholders’ equity ratio (%)	23.8%	31.4%	25.9%
Shareholders’ equity per share (in yen)	377.41	234.07	425.90

Notes:	1.	There were 123,488,276 outstanding shares at September 30, 2003, 254,565,865 outstanding shares at September 30, 2004 and 126,228,167 outstanding shares at March 31, 2004.
	2.	On May 20, 2004, NISSIN completed a 2-for-1 stock split.

Japanese GAAP
Consolidated Financial Statements

(3)	Consolidated Cash Flows

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004

	(in millions)
Net cash provided by operating activities	¥6,780	¥35,116	¥5,053
Net cash provided by (used in) investing activities	25	(10,902)	(2,184)
Net cash used in financing activities	(11,160)	(22,851)	(6,237)
Cash and cash equivalents at end of period	19,257	21,605	20,243

(4)	Scope of Consolidation and Application of the Equity Method

Consolidated subsidiaries:	9 companies
Non-consolidated subsidiaries accounted for under the equity method:	None
Affiliates accounted for under the equity method:	4 companies

(5)	Change in Scope of Consolidation and Application of the Equity Method

Newly consolidated subsidiaries:	3 companies
Formerly consolidated subsidiaries:	None
Affiliates newly accounted for under the equity method:	1 company
Affiliates formerly accounted for under the equity method:	1 company

2.	Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2005

Year Ending March 31, 2005

(in millions)
Operating revenues	¥42,376
Ordinary income	8,878
Net income	8,577

(Reference) Net income per share for the fiscal year ending March 31, 2005 is forecasted to be ¥16.84.

Notes:	1.	NISSIN will conduct a 2-for-1 stock split on November 19, 2004. Net income per share for the year ending March 31, 2005 is calculated by using the number of outstanding shares of common stock at September 30, 2004 adjusted for the stock split (509,131,730 shares). If the number of outstanding shares of common stock is not adjusted to reflect the stock split, net income per share for the year ending March 31, 2005 would be forecasted to be ¥33.69.
	2.	Our forecasts reflect our judgment based on the information available at this time. Because actual results may differ from these forecasts, you should not make an investment decision based solely on these forecasts. To read the assumptions used for these forecasts and other related considerations, see pages 19 and 20 of the Supplementary Materials.

Japanese GAAP
Consolidated Financial Statements

SUPPLEMENTARY MATERIALS

1.	THE NISSIN CORPORATE GROUP

The Nissin corporate group (collectively the “Company”), comprised of Nissin Co., Ltd. (“NISSIN”), its nine subsidiaries and four affiliates, provides integrated financial services as its primary business. Information about the members of the group is given below:

Business Segment	Business Category	Company Name	Business Description	Note
Integrated financial services	Consumer loan	Nissin Co., Ltd.	Provision of unsecured and secured loans	—

	Small business owner loan	Shinsei Business Finance Co., Ltd.	Provision of unsecured loans to small and medium-sized firms or owners	Equity-method affiliate

	Credit guarantee	Nissin Co., Ltd.	Credit guarantee in connection with small business owner loans	—

		NIS Lease Co., Ltd.	Credit guarantee in connection with real estate leases	Consolidated subsidiary
Credit guarantee in connection with accounts receivable

	Leasing		Provision of leases, installment loans and rentals

	Customer development and mediation services	Webcashing.com Co., Ltd.	Internet-based customer development and mediation in connection with financial services	Equity-method affiliate

Loan servicing	Loan servicing	Nissin Servicer Co., Ltd.	Acquisition, management and collection of specific money claims	Consolidated subsidiaries

		J One Investment Co., Ltd.	Investments in acquisition of specific money claims

		CN Capital Co., Ltd. CN Two Co., Ltd.	Acquisition of specific money claims	Equity-method affiliates

Other businesses	Life or non-life insurance agency	Nissin Insurance Co., Ltd.	Marketing of or non-life insurance	Consolidated subsidiaries

	Real estate-related services	NIS Real Estate Co., Ltd.	Real estate lease management

		NIS Property Co., Ltd.	Real estate transactions, brokerages and leases

	Wholesale trading	NIS Trading Co., Ltd.	Export-import and trade of commodities

	Small business owner support services	Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd. Bird’s Eye Technological Investment Corporation	Management consulting and others

Notes:	1.	On June 22, 2004, Nissin Credit Guarantee Co., Ltd. changed its company name to NIS Property Co., Ltd., and commenced real estate-related business operations in connection with real estate transactions, brokerages and leases.
	2.	On June 15, 2004, Nissin Credit Guarantee Co., Ltd., a wholly-owned subsidiary, integrated its credit guarantee business operations in connection with real estate leases to NIS Lease Co., Ltd.

Japanese GAAP
Consolidated Financial Statements

3.	On June 24, 2004, Bird’s Eye Technological Investment Corporation, an indirectly owned consolidated subsidiary through NIS Lease Co, Ltd., was established and commenced small business owner support services.
4.	On July 9, 2004, Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd., a wholly-owned subsidiary, was established and commenced small business owner support services.
5.	On July 22, 2004, NIS Trading Co., Ltd., a subsidiary, was established and commenced wholesale trading operations.
6.	On August 25, 2004, CN Two Co., Ltd., an indirectly owned equity-method affiliate through Nissin Servicer Co., Ltd., was established and commenced loan servicing business operations.
7.	On September 16, 2004, Nissin Servicer Co., Ltd., a subsidiary, was listed on the Tokyo Stock Exchange Mothers market.
8.	In November 2004, Chuo Mitsui Finance Services Co., Ltd., an equity-method affiliate which is a joint venture with The Chuo Mitsui Trust and Banking Co., Ltd., was established and plans to commence small business owner loan operations in connection with real estate financing and unsecured card loans.

Japanese GAAP
Consolidated Financial Statements

Our business flow chart is shown below.

General consumers and business owners
Integrated Financial Services
Provision of unsecured loan, guaranteed loan and secured loan.
Guarantee consumer and small business owner loan
Shinsei Business Finance Co., Ltd.
(An equity-method affiliate)
Small business owner loan
Provision of unsecured loans to small and medium-sized firms or owners
Guarantee provision and customer development
Nissin Co., Ltd.
Consumer loan
Small business owner loan
Credit guarantee
Webcashing.com Co., Ltd.
(An equity-method affiliate)
Customer development and mediation services
Provision of financial brokerage service through internet
Internet-based customer development and mediation in connection with financial services
NIS Lease Co., Ltd.
(A consolidated subsidiary)
Leasing and credit guarantee
Provision of leases, credit guarantee, installment loans, rentals
Loan Servicing
Management and Collection
Nissin Servicer Co., Ltd.
(A consolidated subsidiary)
Acquisition of distressed loan
J One Investment Co., Ltd.
(A consolidated subsidiary)
Investment in "Tokumei-Kumiai"
Acquisition of distressed loan
Collection services
CN Capital Co., Ltd.
(An equity-method affiliate)
Joint acquisition of distressed loan
CN Two Co., Ltd.
(An equity-method affiliate)
Other Businesses
Provision of Life or non-life insurance
Nissin Insurance Co., Ltd.
(A consolidated subsidiary)
Life or non-life insurance agency
Marketing of life or non-life insurance
Provision of company housing management services
NIS Real Estate Co., Ltd
(A consolidated subsidiary)
Real estate-related services
Real estate lease management
NIS Property Co., Ltd.
(A consolidated subsidiary)
Real estate-related services
Real estate transactions, brokerage and lease
NIS Trading Co., Ltd.
(A consolidated subsidiary)
Wholesale trading
Import and export agency and sales
Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd.
(A consolidated subsidiary)
Small business owner support services
Management consulting and others
Bird's Eye Technological Investment Corporation
(A consolidated subsidiary)
Small business owner support services
Management consulting and others

Japanese GAAP
Consolidated Financial Statements

1.	MANAGEMENT POLICIES

1)	Basic Management Policies

With our corporate policy of “Innovation”, “Familiarity” and “Trust”, and our corporate principle of “Respect for Human Dignity”, we aim to grow and meet expectations from, and our obligations to all of our stakeholders (shareholders, customers, business partners and employees) and respond in a timely fashion to changes in our business environment. From the time the company was first incorporated, we have adhered to an attitude of honesty, transparency in management, and a business operation policy under which customer satisfaction is the first priority.

Against the background of requests from individual owners of small and medium-sized businesses, including small retailers who face financial difficulties because of unstable economic conditions in recent years, and the problem of multiple indebtedness resulting from increasingly severe competition in the consumer credit market, we recognized the importance of resolving these issues by providing financing sources, raising the company’s social awareness and improving corporate and shareholder value. Based on this recognition, and under our medium-term management vision of becoming a new type of non-bank that provides “total financial solutions” through creation of innovative services and new markets, we intend to enter into new credit businesses to fully utilize the trust and expertise we have cultivated and to provide strong support to various sectors of society, including by serving as a partner to small and medium-sized business firms to achieve their business plans, and customers to achieve their life plans.

We also aim to fulfill lender responsibilities and accountability by providing valuable and attractive products and services that customers and the society can trust and rely on.

2)	Basic Policies Concerning Distribution of Earnings

We have made profit appropriation to shareholders a top-priority issue and implemented what we believe are suitable profit appropriation measures including dividend increases and stock splits, based on considerations of economic and financial circumstances, industry trends and our financial position and business performance.

NISSIN plans to continue to maintain a target dividend payout ratio of 15% in the future with the policy of maintaining stable dividend payments that reflect with our earnings.

Based on the policy indicated above, NISSIN plans to pay a half-year dividend of ¥2.75 per share, which consists of an ordinary dividend of ¥2.25 per share and an increased dividend of ¥0.50 per share to commemorate the listing of a subsidiary. Since NISSIN plans to complete a 2-for-1 stock split on November 19, 2004, the year-end dividend will be adjusted to be ¥1.15 per share. Consequently, the full-year dividend will be expected to be ¥2.525 per share.

For the purpose of increasing shareholder earnings by enhancing capital efficiency, at NISSIN’s 45th Annual Meeting of Shareholders held on June 22, 2004, a resolution to partially amend the Article of Incorporation was approved. Under the amendments, an acquisition of treasury stock can now be approved by NISSIN’s Board of Directors in order to gain more flexibility.

Regarding the allocation of retained earnings, in order to strengthen NISSIN’s future financial position, we will use these retained earnings to develop new types of products and services, establish new business models, further expand sales network and strategically invest in prospective investments.

Also, NISSIN implemented a stock option plan for our directors, statutory auditors, corporate advisors, employees and temporary employees with a tenure of over one year, and for our business partners approved by the Board of Directors during the six months ended September 30, 2004, and plans to maintain the plan moving forward. The purpose is to improve employee morale and the incentive for every employee to increase our profitability and to further link distributions of earnings to shareholder profit. It is our intention to maximize corporate and shareholder value through this measure.

Japanese GAAP
Consolidated Financial Statements

3)	Principles and Policies Concerning Reduction in the Unit Investment Amounts

We are aware that improving the liquidity of our shares, as well as expanding the number of individual investors and long-term shareholders, is an important issue. It is our intent to continue creating an environment that makes NISSIN’s shares appealing to individual investors and to improve the level of their participation.

For the above-mentioned reasons, a 3-for-1 stock split was carried out in 2001 and 2-for-1 stock splits were carried out in 2002, 2003 and May 2004, respectively. Furthermore, we plan to carry out another 2-for-1 stock split on November 19, 2004. In the four years since 2001, we have conducted five stock splits cumulatively the equivalent of a 48-for-1 stock split. Consequently, the trading volume of NISSIN’s shares as well as the number of shares issued has increased significantly.

In the future, NISSIN plans to continue to aggressively reduce unit investment amounts after carefully considering the trends in our business performance, share price, the number of our shareholders and the market trends.

4)	Management Objectives

To increase the efficiency of investments of shareholders’ equity, strengthen our financial position and enhance stability and profitability comprehensively, we focus on the return on shareholders’ equity, the shareholders’ equity ratio and net income per share as management objectives. The goals for the objectives are as follows:

Return on shareholders’ equity	15%
Shareholders’ equity ratio	25%
Net income per share	¥12.5 per share

5)	Medium to Long-Term Management Strategy

To realize our management vision of becoming a new type of non-bank that offers “Total Financial Solutions” through creation of innovative services and new markets, we have adopted a critical strategy of pursuing alliances with a wide variety of firms. In order to achieve further growth, we are devoting our efforts to differentiating ourselves from our competitors by creating new products that meet the demand of all customers in order to achieve further growth, and to providing value-added financial solutions that are not available from the conventional finance business , and in the process to evolve from a traditional integrated financial firm to a “Total Financial Solutions Provider”.

Furthermore, in order to maintain lasting growth while competition intensifies, we are devoting our efforts to emerge from the conventional “NISSIN” brand to “NIS Group” brand, and heighten the synergistic effects among the companies in our group, our alliance partners and our investments, in order to become a stronger enterprise group through a tie-up strategy (the financial version of an OEM strategy).

In addition to implementing these management strategies, we will devote every effort to increasing operational efficiency, reducing costs, and establishing a strong base for profitability.

The significant elements of our strategy are given below:

I.	Financial version of an OEM strategy

In developing business support services for business owners and life support services for consumers, we plan to offer new financial services not available from the conventional finance industry. To make this possible, we will promote alliances with firms in other industries and other financial institutions in order to combine our alliance partner’s brand value and customer bases with our credit expertise.

Japanese GAAP
Consolidated Financial Statements

•	For example, firms in industries such as manufacturing have not been able to adequately engage in transactions with owners of small and medium-sized firms and small retailers due to their higher credit risks. We will seek to contribute to the efforts of our alliance partners to expand sales in these industries, as well as to meet the investment needs of owners of small and medium-sized firms and small retailers, by minimizing credit risks through the provision of credit screenings, loan guarantees, loan servicing and other services for the alliance partners.

•	In order to be able to respond to customers’ finance needs, we intend to promote tie-ups with consumer loan firms through guaranteed loan businesses to help build a new customer base for our alliance partners and expand our sales channels.

II.	NIS Group’s strategy

In addition to our integrated financial services and loan servicing business, we are promoting small business owner support services and other businesses in order to offer new solutions to our customers’ financial needs.

6)	Challenges for the Company

Japan’s long-term deflationary trend has caused corporate and personal bankruptcies, as well as debt restructuring using legal procedures, to increase rapidly. In our industry, further enhancement of credit risk management and improvement of credit quality are common concerns of every company.

In response to this issue, we have promoted efficiency and skill improvements in the credit screening department’s operations and reorganized our credit management system. In addition, we are actively seeking alliance opportunities by developing new business partners and establishing a follow-up system for various business partners. Through such measures, we aim to provide high-quality financial services that accurately respond to the diversifying financial needs of our customers. Moreover, we anticipate that this move will improve the quality of our loans receivable.

Japanese GAAP
Consolidated Financial Statements

7)	The Basic Perspective of Corporate Governance and Implementation of Corporate Governance

(The basic perspective of corporate governance)

We have segregated the duties of management decision making, operation supervision and business operations. To respond flexibly to changes in the business environment, we recognize that we must seek to improve management efficiency, strengthen management audit systems and ensure that our audit system is effective. A major premise for such efforts is the soundness of our management organization based on transparent director elections and compensation decisions, as well as the vitality of the Board of Directors and clearly defined responsibilities of directors.

Also, we recognize that compliance and risk management are essential to our sustainable growth, and we take actions that we believe will upgrade our compliance program and keep our system effective.

(Implementation of corporate governance)

I.	Overview of NISSIN’s corporate governance system, including management organization

i. Whether NISSIN is a company governed by an audit committee system or statutory auditor system

NISSIN has adopted a statutory auditor system.

ii. Elections for outside directors and outside statutory auditors

NISSIN’s Board of Statutory Auditors is currently comprised of four individuals. With the appointment of two outside statutory auditors (part-time), however, NISSIN has strengthened its system for supervising the performances of directors’ business responsibilities.

NISSIN does not have any outside directors.

iii. Summary of various committees

Although NISSIN is not considering at the present time the establishment of a Material Assets Committee or becoming an audit committee–based company as defined in the Commercial Code, NISSIN has established a Nomination and Compensation Committee to ensure that decisions on director nominations and compensation are transparent and objective. Furthermore, in line with the spirit of the Commercial Code, NISSIN has tapped individuals outside the company to serve on the committee. In addition, the “Risk Management Committee” was established for the purpose of healthy operating of our management organization.

iv. Assignment of full-time staff for outside directors

NISSIN does not have full-time staff for outside director because NISSIN currently does not have outside directors.

Japanese GAAP
Consolidated Financial Statements

v. Execution and supervision

Japanese GAAP
Consolidated Financial Statements

NISSIN’s Board of Directors is composed of ten directors, and as a general rule convenes once a month. In the Board of Directors meeting, our management strategy is determined, matters of importance to the Company are discussed, and the status of business operations and operating results are reported. In addition, since a director retired on October 8, 2004, currently, the Board of Directors is comprised of nine directors.

In addition, in order to respond quickly to changes in our business environment, the Chief Executive Board comprised of directors and the general manager of each department holds a monthly meeting to discuss business operations and management strategy.

NISSIN’s audit system designed to review management decision-making and business operations, and thus enhance management’s audit function and ensure management transparency and objectivity, through audits prepared by the statutory auditors, among whom are outside statutory auditors, internal audits performed mainly by the Internal Audit Department, and audits performed by the independent auditor firm.

II.	Internal control mechanisms

NISSIN has established an organization consisting of the Sales and Marketing Control Division, which is responsible for all sales departments, and the Operations Control Division, which is responsible for all activities in human resources and general affairs, accounting and finance, corporate planning, public relations and legal affairs, as well as information technology and corporate governance. NISSIN has created this organizational structure to control the authority transferred to each department and maintain appropriate supervision and control. In addition, the Credit Screening Department and the Internal Audit Department have authority that is independent from the two Control Divisions.

III.	Risk management

Risk Management Committee, which was established on September 1, 2004 and chaired by the General Manager of the Operations Control Division, has identified various risk items, and aims to improve the risk assessment and control measures in order to improve risk management and maintain the health of our operations.

IV.	Compensation of directors and statutory auditors, and auditing fee of accounting audit firm

The compensation of directors and statutory auditors and auditing fee of accounting audit firm for the six months ended September 30, 2004 are as follows:

Amount

(in millions)
Directors	¥74
Inside statutory auditors	15
Outside statutory auditors	3

Total compensation of directors and statutory auditors	92

Audit fee	17
Other	10

Total auditing fee of accounting audit firm	28

Note:	NISSIN does not have any outside directors.

V.	Summary of personnel relationships, capital or business relationships and other interests between NISSIN and NISSIN’s outside directors and outside statutory auditors

NISSIN does not have any outside directors. There are no special interests between NISSIN and NISSIN’s outside statutory auditors.

Japanese GAAP
Consolidated Financial Statements

The information on our outside statutory auditors is as follows:

Position	Name	Resume

Statutory auditor	Isao Narimatsu	April 1979, employed by Miyata Licensed Tax Accountant Office June 2001, selected as outside statutory auditor

Statutory auditor	Katsuhiko Asada	December 2001, opened Konishi Asada Licensed Accountant Office as partner June 2004, selected as outside statutory auditor

VI.	Status of initiatives taken during the most recent year to enhance corporate governance

We believe NISSIN has taken initiatives to enhance corporate governance. Furthermore, NISSIN's organizational structure is modified as follows:

On October 1, 2003, NISSIN established the Information Management Section in the Corporate Planning Department to manage all important business and financial information of the Company as part of its efforts to reinforce internal controls.

On July 1, 2004, NISSIN established the Internal Control Department, transferred the Compliance Section and the Information Management Section from the Corporate Planning Department to the Internal Control Department, closed the Business Audit Department and established the Internal Audit Department.

On September 1, 2004, NISSIN established the Risk Management Committee to improve our risk management and maintain the health of our operations.

On October 1, 2004, NISSIN established the Education and Training Department to reinforce the education and training of employees.

Furthermore, with respect to our approach to corporate governance and risk management in response to the Sarbanes-Oxley Act following the listing of our shares on the New York Stock Exchange (“NYSE”), we collected a wide range of views from inside and outside of the Company, studied them from different perspectives and took them into account in our business operations. As a NYSE-listed company, we will continue to do our best to strengthen and enhance our corporate governance by establishing a compliance mechanism that ensures the transparency of management and speedy and appropriate disclosure.

VII.	The policy of transaction with the related party

None

VIII.	Other significant item in operation

None

Japanese GAAP
Consolidated Financial Statements

2.	BUSINESS PERFORMANCE AND FINANCIAL POSITION

1)	Business Performance

The Japanese economy shows signs of recovery in the manufacturing sector and various other sectors as corporate profits and business conditions have improved due to the increases in capital expenditures and exports. The trends in employment and personal consumption have also become positive. Overall, the business environment appears to have improved; however, small and medium-sized business entities with low creditworthiness continue to face difficulties. The consumer loan and small business owner loan industries have become more competitive as a result of full-scale entry by banks and other non-financial institutions into these industries.

In this business environment, we focused our efforts on providing a “Financial One-stop Service” as a “Total Financial Solutions Provider,” by strengthening our alliances under our financial OEM strategy and integrating financial services for small business owners. To concentrate our management resources, we restructured our portfolio through the sale of most of our outstanding balance of consumer loans to Orient Credit Co., Ltd. on June 1, 2004. To improve our asset quality and future profitability, we have continued to tighten our credit screening standards.

As the result of the sale of our consumer loans, the total balance of loans outstanding attributed to the integrated financial services as of September 30, 2004 was ¥137,521 million, a decrease of ¥32,670 million, or 19.2%, compared with the total balance of loans outstanding at the end of the corresponding period of the previous fiscal year.

Despite the increases in revenue from loan servicing and fees from credit guarantee businesses, the total operating revenues for the six months ended September 30, 2004 were ¥20,813 million, a decrease of ¥2,144 million, or 9.3%, compared with the total operating revenues for the corresponding period of the previous fiscal year, due to the decrease in interest income from notes and loans receivable following the sale of our consumer loans receivable.

Financial costs for the six months ended September 30, 2004 were ¥1,419 million, a decrease of ¥321 million, or 18.5%, compared with financial costs for the corresponding period of the previous fiscal year, due to a decline in the balance of interest-bearing debt. Costs of purchased loans collected amounted to ¥1,374 million, an increase of ¥107 million or 8.5%, resulting from increasing activity in Nissin Servicer Co., Ltd.’s loan servicing business. Other operating expenses for the six months ended September 30, 2004 were ¥13,416 million, a decrease of ¥835 million or 5.9% compared with other operating expenses for the corresponding period of the previous fiscal year, due to a decline in loan loss-related expenses resulting from the sale of consumer loans receivable, the reinforcement of loan collection and the acquisition of higher quality assets. Consequently, operating expenses were ¥16,210 million, a decrease of ¥1,049 million, or 6.1%, compared with operating expenses for the corresponding period of the previous fiscal year.

As a result, operating income was ¥4,603 million, a decrease of ¥1,095 million, or 19.2%, compared with operating income for the corresponding period of the previous fiscal year.

Other income was ¥491 million, an increase of ¥468 million, compared with other income of ¥22 million for the corresponding period of the previous fiscal year, due to the fees received in connection with the sale of loans receivable. Other expenses totaled ¥324 million, an increase of ¥147 million, or 83.2%, compared with other expenses for the corresponding period of the previous fiscal year, due to the occurrence of syndicated loan borrowing costs.

As a result of these events, ordinary income amounted to ¥4,770 million, a decrease of ¥773 million, or 13.9%, compared with ordinary income for the corresponding period of the previous fiscal year.

Special gain was ¥4,857 million, an increase of ¥4,686 million compared with special gain of ¥170 million for the corresponding period of the previous fiscal year, due to a reversal of allowance for loan losses of ¥3,327 million and a gain of ¥1,510 million, as a result of an equity change in a subsidiary, Nissin Servicer Co., Ltd., due to its listing on the Tokyo Stock Exchange Mothers market.

Japanese GAAP
Consolidated Financial Statements

Special losses was ¥31 million, a decrease of ¥643 million, or 95.4%, compared with special losses for the corresponding period of the previous fiscal year due to decreases in losses on sales and impairments of investment securities.

As a result of the above, net income for the six months ended September 30, 2004 rose to ¥6,054 million, an increase of ¥3,270 million, or 117.5%, compared with net income for the corresponding period of the previous fiscal year.

On a non-consolidated basis for the six months ended September 30, 2004, operating revenues decreased by ¥3,994 million, or 19.2%, to ¥16,805 million, operating income decreased by ¥1,056 million, or 20.2%, to ¥4,178 million, ordinary income decreased by ¥808 million, or 15.4%, to ¥4,432 million, but net income increased by ¥1,901 million, or 71.4%, to ¥4,567 million, compared to the respective figures for the corresponding period of the previous fiscal year.

Conditions of the various group segments are described below:

I.	Integrated Financial Services

	(a)	Loan

In the loan business, our core business, in order to continuously strengthen our alliances our under financial OEM strategy and our integrated financial services for small business owners, NISSIN newly established the Central Office Sales Department within the Sales and Marketing Control Division to acquire higher quality assets and improve future profitability by strengthening our sales and marketing. In addition, in order to increase our efficiency in connection with the sale of consumer loans receivable, we reorganized our business structure, rearranged staff allocation and integrated some of our branches and loan offices.

Consequently, although small-business owner loans and Business Timely loans continued to be acquired steadily though alliance-related channels, the total number of our loan accounts as of September 30, 2004 was 81,082 accounts, a decrease of 89,706 accounts, or 52.5%, and the total balance of loans outstanding decreased by ¥32,670 million, or 19.2%, to ¥137,521 million, compared with the respective figures at the end of the corresponding period of the previous fiscal year. The decreases reflected the sale of our consumer loans receivable to Orient Credit Co., Ltd.

In November 2004, Chuo Mitsui Finance Services Co., Ltd., an equity-method affiliate which is a joint venture with The Chuo Mitsui Trust and Banking Co., Ltd.,was established to commence small business owner loan operations in connection with real estate financing and unsecured card loans.

	(b)	Credit Guarantee

In the credit guarantee business, NISSIN is strengthening its existing joint venture, Shinsei Business Finance Co., Ltd., with Shinsei Bank, Limited, and its alliance venture Sanyo Club Co., Ltd. with Sanyo Electric Credit Group by utilizing the credit management know-how and expertise cultivated by NISSIN though its experience in the integrated loan services business. Additionally, NIS Lease Co., Ltd. provides credit guarantees collateralized by accounts receivable between corporations, as well as credit guarantees in connection with real estate leases.

As a result, our balance of guaranteed loans outstanding as of September 30, 2004 increased by ¥3,269 million, or 136.5%, to ¥5,663 million, compared with the balance of guaranteed loans outstanding at the end of the corresponding period of the previous fiscal year.

In addition, on June 15, 2004, Nissin Credit Guarantee Co., Ltd., currently NIS Property Co., Ltd., integrated its credit guarantee business into NIS Lease Co., Ltd.

Japanese GAAP
Consolidated Financial Statements

(c) Leasing

In the leasing business, NIS Lease Co., Ltd. provides financial services such as leases, installment loans and rentals to middle risk business owners, who frequently experience difficulty in fulfilling their financial needs in the existing lease market. As a result, the total assets held for leases and installment loans increased to ¥3,137 million as of September 30, 2004.

As a result of the above, operating revenues from integrated financial services for the six months ended September 30, 2004 decreased by ¥3,519 million, or 16.9%, to ¥17,275 million, and operating income from integrated financial services for the six months ended September 30, 2004 decreased by ¥1,472 million, or 28.2%, to ¥3,756 million, compared with the respective figures for the corresponding period of the previous fiscal year.

II.	Loan Servicing

The loan servicing business is conducted principally by Nissin Servicer Co., Ltd. which utilizes the credit management know-how and expertise cultivated by NISSIN though its experience in the integrated financial services business. We believe Nissin Servicer Co., Ltd. has successfully operated in and expanded the business of purchasing and collecting distressed loans. Purchased loans receivable as of September 30, 2004 were ¥6,738 million, an increase of ¥2,201 million, or 48.5%, compared with purchased loans receivable at the end of the corresponding period of the previous fiscal year. As a result, for the six months ended September 30, 2004, operating revenues from loan servicing increased by ¥1,235 million, or 58.6%, to ¥3,344 million, and operating income from loan servicing increased by ¥364 million, or 77.8%, to ¥833 million, compared with the respective figures for the corresponding period of the previous fiscal year.

III.	Other Businesses
Nissin Insurance Co., Ltd. operates as an agent for life and non-life insurance companies and NIS Real Estate Co., Ltd. operates in the real estate-related business in connection with real estate lease management. Both business operations were commenced to enhance our customer services.

In addition, during the six months ended September 30, 2004, we commenced the following business operations:

•	On June 22, 2004, Nissin Credit Guarantee Co., Ltd. was renamed NIS Property Co., Ltd., and commenced real estate-related business.
•	On June 24, 2004, Bird’s Eye Technological Investment Corporation was established and commenced small business owner support services in connection with technological consulting.
•	On July 9, 2004, Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd. was established in Shanghai, China to start a business to assist small and medium-sized corporations in increasing the volume of cross-border transaction between Japan and China.
•	On July 22, 2004, NIS Trading Co., Ltd. was established to act as a wholesaler for small and medium-sized corporations and business owners.

Operating revenues from other businesses for the six months ended September 30, 2004 were ¥193 million, an increase of 253.5% compared with operating revenues from other businesses for the corresponding period of the previous fiscal year. However, operating income from other businesses was a loss of ¥17 million, compared with operating income from other businesses of ¥1 million for the corresponding period of the previous fiscal year.

Japanese GAAP
Consolidated Financial Statements

2)	Consolidated Financial Position

I.	Assets, Liabilities and Shareholders’ Equity

As of September 30, 2004, total assets decreased by ¥18,057 million, or 8.7%, as compared to total assets at the end of the previous fiscal year, to ¥189,898 million. This decrease is primarily attributable to a decrease in notes and loans receivable of ¥37,918 million, or 21.6%, as compared to notes and loans receivable at the end of the previous fiscal year.

Total liabilities decreased by ¥24,450 million, or 15.9%, as compared to total liabilities at the end of the previous fiscal year, to ¥129,511 million. This decrease is mainly attributable to a decrease in interest-bearing debt of ¥25,198 million, or 17.0%, as compared to interest-bearing debt at the end of the previous fiscal year.

With respect to shareholders’ equity, consolidated net income for the six months ended September 30, 2004 amounted to ¥6,054 million, an increase of 117.5% as compared to consolidated net income for the corresponding period of the previous fiscal year. Consequently, total shareholders’ equity increased to ¥59,585 million, an increase of ¥5,753 million, or 10.7%, as compared to total shareholder’s equity at the end of the previous fiscal year and the shareholders’ equity ratio as of September 30, 2004 increased to 31.4%, an increase of 5.5% as compared to shareholders’ equity ratio at the end of the previous fiscal year.

II.	Cash Flows

As of September 30, 2004, cash and cash equivalents (hereafter referred to as “cash”) increased to ¥21,605 million, an increase of ¥1,362 million compared with cash and cash equivalents at the end of the previous fiscal year.

(Cash Flows From Operating Activities)

For the six months ended September 30, 2004, net cash provided by operating activities increased to ¥35,116 million, compared with ¥6,780 million for the corresponding period of the previous fiscal year. This change is mainly attributable to net income before income taxes of ¥9,596 million, an increase of ¥4,555 million, loan loss-related costs of ¥1,589 million, a decrease of ¥5,557 million, and collections of purchased loans of ¥1,374 million, an increase of ¥107 million, compared with the respective figures for the corresponding period of the previous fiscal year. Also, due to the sale of most of our consumer loans receivable, there was a net decrease in loans receivable of ¥32,850 million, compared with a net increase in loans receivable of ¥1,834 million for the corresponding period of the previous fiscal year.

(Cash Flows From Investing Activities)

For the six months ended September 30, 2004, net cash used in investing activities amounted to ¥10,902 million, compared with net cash of ¥25 million provided in investing activities for the corresponding period of the previous fiscal year. This change is mainly attributable to acquisition of software for new network system infrastructures of ¥1,150 million, an increase of ¥630 million, purchases of investment securities of ¥4,501 million, an increase of ¥3,988 million, and payments for capital contribution of ¥3,697 million, an increase of ¥3,515 million, compared with the respective figures for the corresponding period of the previous fiscal year.

Japanese GAAP
Consolidated Financial Statements

(Cash Flows From Financing Activities)

For the six months ended September 30, 2004, net cash used in financial activities increased to ¥22,851 million, compared with ¥11,160 million for the corresponding period of the previous fiscal year. This change is mainly attributable to a net decrease in bonds of ¥10,539 million, a net decrease in long-term borrowings of ¥13,167 million, a net decrease in commercial paper of ¥1,700 million, a net decrease in asset backed commercial paper of ¥2,682 million and proceeds from issuance of new shares by subsidiaries of ¥2,094 million.

3)	Trends in Management Indices

	September 30,			March 31,
	2002	2003	2004	2003	2004

Shareholders’ equity ratio (%)	22.9	23.8	31.4	22.0	25.9
Shareholders’ equity ratio (on market value base, %)	29.2	27.0	63.5	30.1	55.1
Maturity of borrowings (year)	7.5	7.2	8.9	7.6	7.2
Interest coverage ratio (X)	5.0	5.5	4.4	5.4	6.0

•	Shareholders’ equity ratio: shareholders’ equity/total assets
•	Shareholders’ equity ratio (on market value basis): total market value (at the year end market price)/total assets
•	Maturity of borrowings: interest-bearing debt/operating cash flows (for six months period, operating cash flows × 2)
•	Interest coverage ratio: operating cash flows/interest paid

Notes:	1.	Ratios presented above are derived from consolidated financial results.
	2.	Operating cash flows are cash flows from operating activities presented in consolidated statements of cash flows excluding revenues and expenses of loan originations.
	3.	Interest-bearing debt are total borrowings with interest presented on consolidated balance sheets. The interest payments are calculated based on interest paid presented in consolidated statements of cash flows.

Japanese GAAP
Consolidated Financial Statements

4)	Full-year Forecasts and the Underlying Assumptions

Despite a continued recovery of corporate earnings and performance, there remain considerable factors in the Japanese economy which create concern and the future prospects of the business cycle remain unclear. As such, a rapid recovery in personal consumption or income and employment cannot be anticipated. Depending upon the movement of economic trends, there remains the possibility of a renewed growth in heavily indebted individuals, corporate insolvencies and personal bankruptcies.

Under these circumstances, we will continue to enforce stringent credit standards and focus on providing “Total Financial Solutions” through alliance strategies to enhance our marketing capabilities, raise credit standards, hedge bad-debt risks, improve asset quality, and raise corporate and shareholder values.

Full-year financial forecasts for the year ending March 31, 2005 are as follows.

Consolidated:

Year Ending March 31, 2005

(in millions)
Operating revenues	¥ 42,376
Ordinary income	8,878
Net income	8,577

Non-consolidated:

Year Ending March 31, 2005

(in millions)
Operating revenues	¥ 32,642
Ordinary income	7,580
Net income	6,591

With respect to full-year financial forecasts, these projections are mainly based on the assumptions that:

1.	The ratio of guaranteed loans (i.e., small business owner loans and Wide loans) to operating assets (i.e., loans receivable) will increase.

2.	The provision of long-term non-performing loans and bad-debt loans is limited through stringent credit exposure management and improved credit management standards.

3.	The current low-interest procurement environment continues to exist because of the loose monetary policy implemented by the Japanese government.

Japanese GAAP
Consolidated Financial Statements

— Special Note Regarding Forward-looking Statements —

The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:

•	the effect of weak domestic economic conditions;

•	competition from large consumer finance companies and other financial institutions;

•	our exposure to negative publicity about the consumer or business finance industries generally or us specifically;

•	potential changes to legislation, including restrictions on interest rates, to regulations for the money lending business and to government policy, including Japan’s monetary policy;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	the uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms;

•	the reliability of information or technological systems and networks;

•	the influence of our president and his family over important decision;

•	our ability to pursue and maintain profitable joint ventures and strategic alliances; and

•	regulations and increasing competition in the loan servicing market which Nissin Servicer Co., Ltd operates.

Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.

Japanese GAAP
Consolidated Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS

(1)	Consolidated Balance Sheets

	September 30,				March 31,
	2003		2004		2004
		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total

	(in millions except percentages)
ASSETS:
Current Assets:
Cash and deposits (Note 2)	¥19,257		¥22,062		¥20,252
Notes and loans receivable (Notes 2, 3, 5, 6 and 7)	170,192		137,521		175,440
Purchased loans receivable (Note 2)	4,536		6,738		5,059
Real estate for sale	—		701		—
Other	3,212		6,376		3,766
Allowance for loan losses	(10,482)		(8,027)		(11,142)

Total Current Assets	186,715	95.5	165,373	87.1	193,376	93.0

Fixed Assets:
Tangible fixed assets (Note 1)
Assets held for leases	—		978		309
Land (Note 2)	946		355		355
Other (Note 2)	650		640		629

Total tangible fixed assets	1,597		1,974		1,294

Intangible fixed assets	1,106		2,367		1,085

Investments and other assets
Investment securities	—		13,775		9,661
Other (Notes 2 and 6)	8,736		9,652		5,640
Allowance for loan losses	(2,555)		(3,244)		(3,103)

Total investments and other assets	6,181		20,182		12,198

Total Fixed Assets	8,885	4.5	24,525	12.9	14,579	7.0

Total Assets	¥195,600	100.0	¥189,898	100.0	¥207,955	100.0

Japanese GAAP
Consolidated Financial Statements

	September 30,				March 31,
	2003		2004		2004
		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total

	(in millions except percentages)
LIABILITIES:
Current Liabilities:
Accounts payable	¥—		¥519		¥95
Short-term borrowings (Note 2)	3,100		4,983		2,100
Current portion of long-term borrowings (Note 2)	53,270		46,465		52,247
Current portion of bonds	11,560		10,060		21,560
Commercial paper	1,400		1,500		3,200
Accrued income taxes	2,343		2,327		2,758
Accrued bonuses	535		526		619
Reserve for guarantee losses	60		190		108
Other (Note 5)	909		2,426		1,454

Total Current Liabilities	73,178	37.4	68,999	36.3	84,142	40.4

Long-term Liabilities:
Bonds	15,740		7,180		6,210
Convertible bond	10,000		9,999		10,000
Long-term borrowings (Note 2)	46,896		38,708		46,094
Asset backed commercial paper (Note 2)	2,777		3,782		6,465
Accrued retirement benefits — directors and statutory auditors	333		330		333
Other	66		511		715

Total Long-term Liabilities	75,815	38.8	60,512	31.9	69,819	33.6

Total Liabilities	148,993	76.2	129,511	68.2	153,961	74.0

MINORITY INTERESTS:
Minority interests	1	0.0	800	0.4	161	0.1

SHAREHOLDERS’ EQUITY:
Common stock	6,610	3.4	7,245	3.8	7,218	3.5
Additional paid-in capital	8,935	4.6	9,842	5.2	9,691	4.7
Retained earnings	34,567	17.7	42,887	22.6	37,503	18.0
Unrealized gain on investment securities	498	0.2	2,917	1.5	3,147	1.5
Treasury stock	(4,006)	(2.1)	(3,307)	(1.7)	(3,727)	(1.8)

Total Shareholders’ Equity	46,605	23.8	59,585	31.4	53,832	25.9

Total Liabilities, Minority Interests and Shareholders’ Equity	¥195,600	100.0	¥189,898	100.0	¥207,955	100.0

Japanese GAAP
Consolidated Financial Statements

(2)	Consolidated Statements of Income

	Six Months Ended September 30,				Year Ended March 31,
	2003		2004		2004
		Percentage		Percentage		Percentage
		of Total		of Total		of Total
		Operating		Operating		Operating
	Amount	Revenues	Amount	Revenues	Amount	Revenues

	(in millions except percentages)
Operating Revenues:
Interest income from notes and loans receivable	¥19,823		¥15,398		¥38,623
Revenue from purchased loans	—		3,055		4,537
Other financial income	0		0		1
Other operating income	3,134		2,358		2,530

Total operating revenues	22,958	100.0	20,813	100.0	45,693	100.0
Operating Expenses:
Financial costs	1,741		1,419		3,389
Costs of purchased loans collected	—		1,374		2,468
Other operating expenses (Note 1)	15,518		13,416		28,276

Total operating expenses	17,259	75.2	16,210	77.9	34,134	74.7

Operating Income	5,698	24.8	4,603	22.1	11,559	25.3

Other Income:
Interest income from securities	0		0		0
Interest and dividends	12		3		24
Dividends from insurance	0		0		6
Equity income in affiliate, net	—		0		—
Gain from investment funds	2		0		2
Fees received in connection with sale of loans receivable	—		385		—
Fees received from securities loaned	—		50		—
Other	6		50		15

Total other income	22	0.1	491	2.4	49	0.1
Other Expenses:
Interest expense on borrowings (other)	29		46		74
Stock issuance costs	21		67		38
Bond issuance costs	9		9		20
Equity losses in affiliates, net	98		—		222
Penalty for cancellation of real estate lease contracts	15		46		23
Syndicated loan borrowing costs	—		140		—
Other	3		13		116

Total other expenses	177	0.8	324	1.6	496	1.1

Ordinary Income	5,543	24.1	4,770	22.9	11,112	24.3

(Continued)

Japanese GAAP
Consolidated Financial Statements

	Six Months Ended September 30,				Year Ended March 31,
	2003		2004		2004
		Percentage		Percentage		Percentage
		of Total		of Total		of Total
		Operating		Operating		Operating
	Amount	Revenues	Amount	Revenues	Amount	Revenues

	(in millions except percentages)
(Continued)
Special Gain:
Gain on sales of fixed assets	117		—		117
Gain on sales of investment securities	31		18		319
Gain on sales of subsidiaries and affiliates	16		—		314
Gain on change of equity interest	5		1,510		373
Reversal of allowance for loan losses	—		3,327		—
Other	—		0		—

Total special gain	170	0.7	4,857	23.3	1,125	2.5
Special Losses:
Losses on sales of fixed assets	5		—		5
Losses on disposal of fixed assets	37		30		42
Losses on sales of investment securities	310		0		469
Impairment of investment securities	320		—		239
Other	—		—		706

Total special losses	674	2.9	31	0.1	1,463	3.2

Income Before Income Taxes and Minority Interests	5,040	21.9	9,596	46.1	10,774	23.6

Income Taxes:
Current	2,331		2,265		5,215
Deferred	(75)		1,231		(631)

Total income taxes	2,256	9.8	3,496	16.8	4,584	10.1

Minority Interests	(0)	(0.0)	45	0.2	4	0.0

Net Income	¥2,783	12.1	¥6,054	29.1	¥6,186	13.5

Japanese GAAP
Consolidated Financial Statements

(3)	Consolidated Statements of Retained Earnings

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004

	(in millions)
Additional Paid-in Capital:
Additional Paid-in Capital at Beginning of Period	¥8,934	¥9,691	¥8,934

Increase of additional paid-in capital:
Additional paid-in capital	—	32	713
Gain on sales of treasury stock	1	119	43

Total	1	151	757

Additional Paid-in Capital at End of Period	8,935	9,842	9,691

Retained Earnings:
Retained Earnings at Beginning of Period	32,416	37,503	32,416

Increase of retained earnings:
Net income	2,783	6,054	6,186
Increase of retained earnings due to sales of affiliates	14	—	14

Total	2,798	6,054	6,200

Decrease of retained earnings:
Cash dividends	537	599	1,000
Directors’ and statutory auditors’ bonuses	76	72	76
Decrease of retained earnings due to sales of consolidated subsidiaries	—	—	3
Decrease of retained earnings due to sales of affiliates	33	—	33

Total	647	670	1,113

Retained Earnings at End of Period	¥34,567	¥42,887	¥37,503

Note:	The amount of statutory auditors’ bonuses included in “Directors’ and statutory auditors’ bonuses” above for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 was ¥6 million, ¥4 million and ¥6 million, respectively.

Japanese GAAP
Consolidated Financial Statements

(4)	Consolidated Statements of Cash Flows

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004
	Amount	Amount	Amount

	(in millions)
Operating Activities
Income before income taxes	¥5,040	¥9,596	¥10,774
Depreciation and amortization	51	163	112
Allowance for loan losses	1,077	(2,973)	2,286
Accrued retirement benefits — directors and statutory auditors	(2)	(3)	(2)
Accrued bonuses	447	(92)	532
Interest income on deposits and dividends	(12)	(4)	(24)
Interest expenses	1,770	1,466	3,464
Gain on sales of fixed assets	(117)	—	(117)
Losses on sales of fixed assets	5	—	5
Impairment of investment securities	320	—	239
Charge-offs of loans receivable	6,069	4,563	11,833
Gain on change of equity interest	—	(1,510)	(373)
Interest receivable	104	294	117
Advanced interest received	4	8	15
Directors’ and statutory auditors’ bonuses	(76)	(72)	(76)
Other	159	(290)	788

Sub-total	14,843	11,145	29,574
Interest on deposits and dividends received	10	3	24
Interest paid	(1,841)	(1,571)	(3,553)
Income taxes paid	(2,913)	(2,696)	(5,377)

Sub-total	10,098	6,881	20,668
Loan originations	(39,664)	(51,882)	(100,866)
Collections of loans receivable	37,829	52,035	87,286
Gain on sale of loans receivable	—	32,696	—
Loans purchased	(2,734)	(3,110)	(4,501)
Collections of purchased loan	1,266	1,374	2,468
Payments for loans factored	(102)	—	(182)
Collections of loans factored	86	—	179
Purchases of assets held for leases	—	(946)	—
Installment loans, net	—	(1,932)	—

Net cash provided by operating activities	6,780	35,116	5,053

(Continued)

Japanese GAAP
Consolidated Financial Statements

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004
	Amount	Amount	Amount

	(in millions)
(Continued)
Investing Activities
Restricted deposits pledged as collateral	—	(442)	(9)
Time deposits	—	(5)	—
Purchases of tangible fixed assets	(85)	(64)	(447)
Proceeds from sales of tangible fixed assets	349	—	366
Purchases of intangible fixed assets	(519)	(1,150)	(533)
Proceeds from sales of intangible fixed assets	17	10	38
Purchases of investment securities	(512)	(4,501)	(4,053)
Proceeds from sales of investment securities	836	34	2,676
Purchases of repurchase agreement	(2,808)	—	(4,009)
Proceeds from sales of repurchase agreement	2,809	—	4,009
Payments for capital contribution	—	(3,697)	(181)
Other	(59)	(1,087)	(40)

Net cash provided by (used in) investing activities	25	(10,902)	(2,184)

Financing Activities
Proceeds from short-term borrowings	3,000	8,500	3,000
Repayments of short-term borrowings	(3,100)	(5,617)	(4,100)
Proceeds from commercial paper	4,800	7,100	13,000
Repayments of commercial paper	(5,800)	(8,800)	(12,200)
Proceeds from long-term borrowings	24,779	20,780	49,629
Repayments of long-term borrowings	(28,132)	(33,947)	(54,808)
Proceeds from bonds	790	990	1,279
Payments for redemption of bonds	(5,000)	(11,530)	(5,030)
Proceeds from issuance of asset backed commercial paper	739	—	5,655
Repayments of asset backed commercial paper	(1,535)	(2,682)	(2,847)
Increase of restricted deposits	(56)	(225)	(357)
Decrease of restricted deposits	84	159	154
Proceeds from exercise of stock warrants	—	42	1,213
Dividends paid	(536)	(534)	(1,000)
Purchases of treasury stock	(1,203)	(1)	(1,206)
Proceeds from sales of treasury stock	14	540	338
Proceeds from issuance of new shares by subsidiaries	—	2,094	525
Other	(2)	280	514

Net cash used in financing activities	(11,160)	(22,851)	(6,237)

Effect of exchange rate changes on cash and cash equivalents	—	—	—

Net (decrease) increase in cash and cash equivalents	(4,354)	1,362	(3,369)
Cash and cash equivalents at beginning of period	23,612	20,243	23,612

Cash and cash equivalents at end of period	¥19,257	¥21,605	¥20,243

Japanese GAAP
Consolidated Financial Statements

(5)	Significant Items Relating to the Preparation of Consolidated Financial Statements

1.	Scope of Consolidation

All subsidiaries are consolidated.

(1)	Number of consolidated subsidiaries:	9 companies

(2)	Names of consolidated subsidiaries:
Nissin Servicer Co., Ltd., NIS Property Co., Ltd., Nissin Insurance Co., Ltd., NIS Real Estate Co., Ltd., NIS Lease Co., Ltd., J One Investment Co., Ltd., Bird’s Eye Technological Investment Corporation, NIS Trading Co., Ltd. and Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd.

(3)	In addition, Bird’s Eye Technological Investment Corporation, NIS Trading Co., Ltd. and Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd. were newly established and became consolidated subsidiaries during the six months ended September 30, 2004.

2.	Application of the Equity Method

(1)	Number of equity-method affiliates:	4 companies

(2)	Names of equity-method affiliates:	Shinsei Business Finance Co., Ltd., Webcashing.com Co., Ltd., CN Capital Co., Ltd. and CN Two Co., Ltd.

(3)	The equity method was not applied to Ascot Co., Ltd. for the six months ended September 30, 2004 because NISSIN believes that Ascot Co., Ltd. does not have a significant influence on NISSIN’s results of operations and financial position.

(4)	CN Two Co., Ltd. was newly established and became an equity method affiliate during the six months ended September 30, 2004.

(5)	If the balance sheet date of an equity-method affiliate is different from that of the Company’s consolidated financial statements, the Company’s consolidated financial statements are prepared by using such equity-method affiliate’s financial statements for the relevant accounting period.

Japanese GAAP
Consolidated Financial Statements

3.	Balance Sheet Dates of Consolidated Subsidiaries

The balance sheet dates of consolidated subsidiaries which are different from the dates of the Company’s consolidated financial statements are as follows:

Company Name	Balance Sheet Date

J One Investment Co., Ltd.	June 30
Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd.	June 30

The fiscal year of J One Investment Co., Ltd. and Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd. is the calendar year. The Company’s consolidated financial statements are prepared by using J One Investment’s adjusted financial statements as of the Company’s consolidated balance sheet date. In addition, since Matsuyama Nissin Investment Consulting was established on July 9, 2004, only significant transactions that occurred within the Company’s consolidated balance sheet date are taken into account for consolidation purposes.

Japanese GAAP
Consolidated Financial Statements

4.	Significant Accounting Policies

(1)	Valuation and Computation of Assets

1.	Investment securities

Other securities:
Marketable securities
Market value is determined by the quoted price at the end of the period.
(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’ equity. Cost of securities sold is computed using the moving average method.)

Non-marketable securities
Cost method, cost being determined by the moving average method.

2.	Derivatives

Market value method.

(2)	Depreciation and Amortization of Fixed Assets

1.	Tangible fixed assets

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998, excluding building improvements, is computed using the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of newly acquired buildings is computed using the straight-line method.

Depreciation of assets held for leases is computed using the straight-line method over the lease term with the estimated fair value of the leased property at the end of the lease term as residual value.

In addition, additional depreciation expense is charged to provide for disposal losses of the assets held for leases that could occur due to uncollectible lease payments.

2.	Intangible fixed assets

Internal-use software costs are amortized using the straight-line method over 5 years, which is the estimated useful life.

3.	Long-term prepaid expenses

Long-term prepaid expenses are amortized using the straight-line method.

(3)	Allowance for Loan Losses and Accrued Expenses

1.	Allowance for loan losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to provide for the amount of loan losses. It is calculated by applying a percentage derived from past collection experience to general loans, and by individually estimating uncollectible amounts with respect to certain doubtful loans.

2.	Accrued bonuses

Accrued bonuses are provided for the payment of employees’ bonuses based on estimated amounts of future payments attributable to the corresponding period.

Japanese GAAP
Consolidated Financial Statements

3.	Reserve for guarantee losses

The reserve for guarantee losses is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guarantee transactions.

4.	Accrued retirement benefits — directors and statutory auditors

Accrued retirement benefits of NISSIN’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. These amounts are determined in accordance with NISSIN’s internal rules.

(4)	Accounting for Lease Transactions

Finance leases, except leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

(5)	Hedging Activities

1.	Accounting for hedging activities

Deferred hedge accounting has been adopted.

2.	Hedge instruments and hedge items

•	Hedge instruments
Interest rate swaps

•	Hedge items
Cash flow hedge for interest on borrowing with variable rates

3.	Hedging policy

In order to reduce its exposure to fluctuations in interest rates on variable rate borrowings, the Company utilizes derivative financial instruments such as interest rate swap contracts.

4.	Evaluation of hedge effectiveness

The Company determines the effectiveness of its hedging transactions based on the correlation between the indicated rates of the hedge instruments and those of the hedge items.

(6)	Other Significant Accounting Policies for the Preparation of Consolidated Financial Statements

1.	Interest income from notes and loans receivable

Interest income from notes and loans receivable is recognized on an accrual basis.

However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

2.	Revenue from purchased loans and costs of purchased loans collected

Revenue from purchased loans is recognized using the collection amount at the time of collection of such loans.

With respect to the costs of purchased loans collected, for those purchased loans for which the Company can reasonably estimate the expected timing and amount of cash flows, the principal portion of the collection amount is recognized as costs and, for those purchased loans for which the Company can not reasonably estimate the expected timing and amount of cash flows, the collection amount is first recognized as cost until it is fully recovered.

Japanese GAAP
Consolidated Financial Statements

3.	Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.

Consumption taxes not subject to the exclusion are treated as expense for the relevant period.

5.	Cash and Cash Equivalents Stated in Consolidated Statements of Cash Flows

Cash and cash equivalents include cash on hand, highly liquid deposits in banks and short-term investments with negligible risk of fluctuation in value and maturities of three months or less.

6.	Changes in Presentation

Consolidated Balance Sheets

“Investment securities”, which was classified as a part of “Investments and other assets” as of September 30, 2003 , is classified separately as of September 30, 2004, as the amount of “Investment securities” exceeded 5% of total assets. The amount of “Investment securities” as of September 30, 2003 was ¥3,303 million.

Consolidated Statements of Income

With respect to the loan servicing business, “Revenue from purchased loans”, which was included in “Other operating income” of “Operating revenues” for the six months ended September 30, 2003, and “Costs of purchased loans collected”, which was included in “Other operating expenses” of “Operating expenses” for the six months ended September 30, 2003, are both classified separately from the six months ended September 30, 2004, as their respective amounts became significant.

The presentation of operating revenues and operating expenses for the six months ended September 30, 2003, reflecting these changes in presentation is as follows:

	Six Months Ended September 30,
	2003
		Percentage of Total
	Amount	Operating Revenues

	(in millions except percentages)
Operating Revenues:
Interest income from notes and loans receivable	¥19,823
Revenue from purchased loans	2,082
Other financial income	0
Other operating income	1,051

Total operating revenues	22,958	100.0

Operating Expenses:
Financial costs	1,741
Costs of purchased loans collected	1,266
Other operating expenses (Note 1)	14,251

Total operating expenses	17,259	75.2

Operating Income	5,698	24.8

Japanese GAAP
Consolidated Financial Statements

Consolidated Statements of Cash Flows

(1)	With respect to cash flows from operating activities, “Gain on change of equity interest”, which was included in “Other” for the six months ended September 30, 2003, is classified separately from the six months ended September 30, 2004, as the amount of “Gain on change of equity interest” became significant. The amount of “Gain on change of equity interest” for the six months ended September 30, 2003 was ¥5 million.

(2)	With respect to cash flows from operating activities, “Payments for loan factored” and “Collections of loan factored”, which were classified separately for the six months ended September 30, 2003, are included in “Other” from the six months ended September 30, 2004, as the amount of “Payments for loan factored” and “Collections of loan factored” became insignificant. The amount of “Payments for loan factored” and “Collections of loan factored” for the six months ended September 30, 2004 were ¥32 million and ¥49 million, respectively.

(3)	With respect to cash flows from investing activities, “Payments for capital contribution”, which was included in “Other” for the six months ended September 30, 2003, are classified separately from the six months ended September 30, 2004, as the amount of “Payments for capital contribution” became significant. The amount of “Payments for capital contribution” for the six months ended September 30, 2003 was ¥28 million.

7.	Additional Information

Consolidated Statements of Income

In conjunction with the promulgation of the “Law Concerning an Amendment of the Local Tax Laws etc., (Law No. 9, 2003)” on March 31, 2003, the pro forma standard taxation system was adopted on corporate income taxes from the fiscal year beginning on April 1, 2004. Effective April 1, 2004, the Company adopted ASB Practical Issues No. 12, “Practical Treatment Concerning Presentation of Income Statement Regarding Pro Forma Standard Taxation of Corporate Income Tax”, which was issued by the Accounting Standards Board of Japan (ASBJ) on February 13, 2004. As a result, value-added tax and capital ratio tax amounting to ¥53 million were charged as a part of corporate enterprise tax, and were included in “Operating expenses — Other operating expenses”.

Japanese GAAP
Consolidated Financial Statements

(6)	Notes to Consolidated Financial Statements

Consolidated Balance Sheets

Note 1.	Accumulated depreciation of tangible fixed assets as of September 30, 2003, September 30, 2004 and March 31, 2004 is ¥847 million, ¥921 million and ¥842 million, respectively.

Note 2.	Assets pledged for short and long-term borrowings as collateral at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Cash and deposits	¥—	¥452	¥9
Notes and loans receivable	33,139	21,126	28,295
Purchased loans receivable	990	503	679
Land	262	—	262
Other tangible fixed assets	366	—	356
Investments and other assets	16	—	9

Corresponding borrowings secured by the above collateral at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Short-term borrowings	¥3,100	¥1,500	¥2,100
Long-term borrowings (including current portion)	28,031	18,467	24,021

Notes and loans receivable, other than the above, that will be transferred pursuant to forward contracts and the corresponding long-term borrowings, including current portion, at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Notes and loans receivable	¥6,555	¥3,089	¥5,557
Long-term borrowings (including current portion)	6,124	2,805	4,967

Japanese GAAP
Consolidated Financial Statements

In addition, beginning with the year ended March 31, 2003, NISSIN entrusted certain loans outstanding to a trust bank. In order to raise funds, NISSIN sold its senior beneficiary interest in these loans outstanding in trust to a third party. These transactions constitute a legal sale under Japanese law. Since NISSIN reserves an option to repurchase the senior beneficiary interest, NISSIN does not recognize the extinguishment of the aforementioned interest in the financial statements herein, and the funds are recognized as long-term liability related interest. There is no control over the interest by NISSIN except through the above option. Entrusted loans outstanding included in “Notes and loans receivable”, and the related long-term liability recorded in “Asset backed commercial paper” at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Notes and loans receivable	¥4,237	¥6,895	¥9,593
Asset backed commercial paper	2,777	3,782	6,465

Note 3.	Unsecured consumer loans included in loans receivable at September 30, 2003, September 30, 2004 and March 31, 2004 are ¥37,797 million, ¥2,374 million and ¥35,604 million, respectively.

Note 4.	Commitments and contingencies

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Guarantees for loans outstanding of alliance companies	¥2,334	¥5,472	¥3,511
Guarantees for borrowings of a non-consolidated company (Shinsei Business Finance Co., Ltd.)	—	2,300	1,200

Note 5.	Rediscounted notes at September 30, 2004 and March 31, 2004 are ¥80 million and ¥262 million, respectively. There were no rediscounted notes at September 30, 2003.

Note 6.	According to the requirement of the Nonbank Bond Issuing Law, bankrupt and delinquent loans receivable are classified as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
(1) Bankrupt loans receivable	¥814	¥969	¥998
(2) Delinquent loans receivable	2,520	3,004	2,851
(3) Delinquent loans receivable (three months or more)	—	—	—
(4) Restructured loans receivable	13,217	13,555	14,418

Total	¥16,553	¥17,530	¥18,268

Notes:	(1)	“Bankrupt loans receivable”, for which unreceived interest is not accrued, are loans delinquent for a considerable period of time and for which the principal or interest on such loans is unlikely to be recovered due to the occurrence of events defined in the Japanese Corporation Tax Law (Government Ordinance No. 97, 1965), Regulation 96-1(3) and Regulation 96-1(4).

	(2)	“Delinquent loans receivable” are loans receivable for which unreceived interest is not accrued due to customers’ delinquency, excluding loans receivables mentioned in (1), (4).

	(3)	“Delinquent loans receivable (three months or more)” are loans receivable for which the payments of principal and interest have been delayed for three months or more, excluding loans receivables mentioned in (1), (2).

Japanese GAAP
Consolidated Financial Statements

(4)	“Restructured loans receivable” are loans receivable for which the Company reached agreement with the debtors on favorable treatment for the debtors such as reduction and exemption of interest, grace of principal and interest payments, relinquishment of loans receivable, among others, in order to reorganize the borrowing company and support their financial conditions, excluding loans receivable mentioned in (1), (2), (3).

Note 7.	The balances of loans outstanding under credit line agreements, including revolving contracts, in notes and loans receivable at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Loans outstanding under credit line agreements	¥55,498	¥21,651	¥54,294

Under the terms and conditions of the Company’s credit line agreements, the Company may, but is not committed to, lend funds to customers up to a maximum total amount of ¥71,339 million and ¥95,895 million at September 30, 2004 and March 31, 2004, respectively. The Company reviews credit lines based on account usage and customer creditworthiness. The Company’s unfunded credit lines at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Total unfunded credit lines	¥37,035	¥49,687	¥41,601
Of which unfunded credit lines without loans outstanding	30,109	45,236	34,624

Certain portions of these agreements lapse without ever being used. Therefore, the amount of unfunded credit lines will not necessarily affect future cash flows of the Company.

Under these agreements, the Company also may discontinue or reduce the credit lines of customers based on the deterioration of their credit status and other substantial reasons. In addition, the Company examines the agreements regularly in order to take measures for credit conservation.

Japanese GAAP
Consolidated Financial Statements

Consolidated Statements of Income

Note 1.	Significant components of other operating expenses for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004

	(in millions)
Other operating expenses:
Costs of purchased loans collected	¥1,266	¥—	¥ —
Costs of real estate leases and other	31	—	—
Costs of other	—	964	162
Advertising expenses	67	68	217
Loan charge-offs	10	33	681
Provision for loan losses	7,135	4,779	13,417
Provision for guarantee losses	51	187	108
Salaries for directors and statutory auditors	101	135	223
Salaries for employees	2,704	2,600	5,317
Bonuses	8	54	436
Provision for bonuses	535	526	621
Depreciation and amortization	54	47	108
Taxes and duties	229	352	429
Lease and rental expenses	959	1,018	1,966
Commission fees	354	422	646

Consolidated Statements of Cash Flows

Note 1.	Cash and cash equivalents consist of cash and deposits, and the balances at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Cash and deposits	¥19,257	¥22,062	¥20,252
Restricted deposits pledged as collateral	—	(457)	(9)

Cash and cash equivalents	¥19,257	¥21,605	¥20,243

Note:	The amount of restricted deposits pledged as collateral at September 30, 2004 presented above includes time deposits for more than three months.

Japanese GAAP
Consolidated Financial Statements

Significant Subsequent Events

On August 17, 2004, the Board of Directors approved a stock split as follows:

1) Stock split method:	2-for-1 stock split for all shares owned by the shareholders of record on September 30, 2004
2) Type of shares subject to be issued:	Common stock
3) Increase in the number of shares:	269,641,910 shares
4) Stock split date:	November 19, 2004
5) Dividend paid for the period from:	October 1, 2004

If the stock split is deemed to have occurred on April 1, 2003, per share data are adjusted retrospectively as follows:

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004

	(in yen)
Shareholders’ equity per share	¥94.35	¥117.03	¥ 106.48
Net income per share:
Basic	5.54	11.94	12.26
Diluted	—	10.46	11.30

The diluted net income per share for the six months ended September 30, 2003 is not presented, as there was no dilutive effect for the corresponding period.

Japanese GAAP
Consolidated Financial Statements

(7)	Segment Information

The segment information for the six months ended September 30, 2003, September 30, 2004 and March 31, 2004 is as follows:

1.	Business Segment Information

Business segment information for the six months ended September 30, 2004 is as follows:

	Six Months Ended September 30,
	2004
	Integrated
	Financial	Loan	Other
	Services	Servicing	Businesses	Total	Eliminations	Consolidated

	(in millions)
I. Operating revenues and operating income
Operating revenues:
(1) Operating revenues from third parties	¥17,275	¥3,344	¥193	¥20,813	¥—	¥20,813
(2) Operating revenues from intersegment sales or transfers	29	—	27	57	(57)	—

Total operating revenues	17,304	3,344	220	20,870	(57)	20,813
Operating expenses	13,548	2,511	238	16,299	(88)	16,210
Operating income	3,756	833	(17)	4,571	31	4,603

Notes:	1.	Classification of business segments

Business segments are classified by taking into consideration the similarity of the nature and essence of businesses and the operating transactions.

	2.	Main descriptions of each business segment

		(1) Integrated financial services:	Provision of loan products to individuals, including consumers, small business owners and sole proprietors
Provision of lease and guarantee services

		(2) Loan servicing:	Management, collection and acquisition of specific money claims

		(3) Other businesses:	Real estate related business
Agent for life or non-life insurance companies
Small business owner support services
Wholesale trading

	3.	Business segment information is omitted for the six months ended September 30, 2003, as integrated financial services segment accounted for more than 90% of the Company’s total operating revenues, operating income and total assets. For the six months ended September 30, 2004, since the ratio of integrated financial services segment fell below 90%, presentation of business segment is required.

Japanese GAAP
Consolidated Financial Statements

With respect to the business segment information for the six months ended September 30, 2004, business segment information for the six months ended September 30, 2003 is as follows:

	Six Months Ended September 30,
	2003
	Integrated
	Financial	Loan	Other
	Services	Servicing	Businesses	Total	Eliminations	Consolidated

	(in millions)
I. Operating revenues and operating income
Operating revenues:
(1) Operating revenues from third parties	¥20,794	¥2,109	¥54	¥22,958	¥—	¥22,958
(2) Operating revenues from intersegment sales or transfers	5	—	—	5	(5)	—

Total operating revenues	20,799	2,109	54	22,963	(5)	22,958
Operating expenses	15,571	1,640	53	17,265	(5)	17,259
Operating income	5,228	468	1	5,698	—	5,698

Notes:	1.	Classification of business segments

Business segments are classified by taking into consideration the similarity of the nature and essence of businesses and the operating transactions.

	2.	Main descriptions of each business segment

		(1) Integrated financial services:	Provision of loan products to individuals, including consumers, small business owners and sole proprietors Provision of guarantee services

		(2) Loan servicing:	Management, collection and acquisition of specific money claims

		(3) Other businesses:	Bridal services
Agent for life or non-life insurance companies

Japanese GAAP
Consolidated Financial Statements

Business segment information for the year ended March 31, 2004 is as follows:

	Year Ended March 31,
	2004
	Integrated
	Financial	Loan	Other
	Services	Servicing	Businesses	Total	Eliminations	Consolidated

	(in millions)
I. Operating revenues and operating income
Operating revenues:
(1) Operating revenues from third parties	¥40,863	¥4,599	¥230	¥45,693	¥—	¥45,693
(2) Operating revenues from intersegment sales or transfers	33	—	2	36	(36)	—

Total operating revenues	40,897	4,599	233	45,730	(36)	45,693
Operating expenses	30,326	3,699	145	34,171	(37)	34,134
Operating income	10,570	899	87	11,558	0	11,559

Notes:	1.	Classification of business segments

Business segments are classified by taking into consideration the similarity of the nature and essence of businesses and the operating transactions.

	2.	Main descriptions of each business segment

		(1) Integrated financial services:	Provision of loan products to individuals, including consumers, small business owners and sole proprietors
Provision of lease and guarantee services

		(2) Loan servicing:	Management, collection, acquisition and investment of specific money claims

		(3) Other businesses:	Real estate related business
Agent for life or non-life insurance companies

2.	Geographical Segment Information

Geographical segment information is omitted for the six months ended September 30, 2004, as domestic operating revenues accounted for more than 90% of the total operating revenues for all segments during the corresponding period.

Geographical segment information is omitted for the six months ended September 30, 2003 and the year ended March 31, 2004, as the Company has no subsidiary or office outside Japan during the corresponding period.

3.	Overseas Operating Revenues

Overseas operating revenues information is omitted for the six months ended September 30, 2004, as overseas operating revenues accounted for less than 10% of the total operating revenues during the corresponding period.

Overseas operating revenues information is omitted for the six months ended September 30, 2003 and the year ended March 31, 2004, as the Company has no overseas operating revenues during the corresponding period.

Japanese GAAP
Consolidated Financial Statements

(8)	Lease

Finance leases, except leases for which the ownership of the leased assets is transferred to the lessee, are as follows:

Lessee

1.	Equivalents of acquisition costs, accumulated amortization and book value at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Equipment:
Acquisition costs equivalent	¥1,559	¥2,376	¥2,002
Accumulated amortization equivalent	(615)	(826)	(710)

Book value equivalent	944	1,550	1,291
Software:
Acquisition costs equivalent	1,558	1,450	1,450
Accumulated amortization equivalent	(795)	(750)	(804)

Book value equivalent	762	700	645
Other:
Acquisition costs equivalent	4	4	4
Accumulated amortization equivalent	(1)	(2)	(1)

Book value equivalent	3	2	2

Total:
Acquisition costs equivalent	¥3,122	¥3,832	¥3,457
Accumulated amortization equivalent	(1,412)	(1,578)	(1,517)

Book value equivalent	1,710	2,253	1,940

2.	The amounts of future minimum lease payments at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Due within one year	¥606	¥774	¥660
Due after one year	1,128	1,506	1,305

Total	¥1,735	¥2,281	¥1,965

3.	Lease payments, amortization expense equivalent, interest expense equivalent for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,
	2003	2004	2004

	(in millions)
Lease payments	¥368	¥395	¥758
Amortization expense equivalent	350	378	723
Interest expense equivalent	17	20	36

Japanese GAAP
Consolidated Financial Statements

4.	The methods to calculate amortization expense equivalent and interest expense equivalent of leased property are as follows:

•	Amortization expense equivalent is calculated by using the straight-line method over the respective lease terms with no residual value.

•	Interest expense equivalent of a lease obligation is calculated as the difference between the total lease payments and the acquisition cost equivalent of the leased property, with the amount allocated to each relevant accounting period using the interest method.

Lessor

1.	Acquisition costs, accumulated depreciation and amortization and book value of leased assets at September 30, 2003, September 30, 2004 and March 31, 2004 included in assets held for leases are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Machinery:
Acquisition costs	¥—	¥147	¥—
Accumulated depreciation	(—)	(10)	(—)

Book value	—	136	—
Equipment:
Acquisition costs	¥—	¥844	¥54
Accumulated depreciation	(—)	(54)	(1)

Book value	—	789	53
Software:
Acquisition costs	¥—	¥171	¥—
Accumulated amortization	(—)	(9)	(—)

Book value	—	161	—

Total:
Acquisition costs	¥—	¥1,162	¥54
Accumulated depreciation and amortization	(—)	(74)	(1)

Book value	—	1,088	53

2.	The amounts of future minimum lease payments to be received at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Due within one year	¥—	¥219	¥8
Due after one year	—	994	45

Total	¥—	¥1,214	¥53

Japanese GAAP
Consolidated Financial Statements

3.	Lease revenue, depreciation and amortization expense, interest income equivalent for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,
	2003	2004	2004

	(in millions)
Lease revenue	¥—	¥133	¥1
Depreciation and amortization expense	—	73	1
Interest income equivalent	—	73	0

4.	The method used to calculate interest income equivalent of leased assets is as follows:

•	Interest income equivalent of leased assets is calculated as the amount of total lease payments plus estimated residual value less acquisition costs of the leased assets, with the amount allocated to each relevant accounting period using the interest method.

Impairment of Fixed Assets

The itemized presentation is omitted, as there is no impairment loss allocated to leased assets.

(9)	Investment Securities

1.	Marketable securities included in other securities at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,						March 31,
	2003			2004			2004
		Carrying			Carrying			Carrying
Other Securities	Cost	Value	Difference	Cost	Value	Difference	Cost	Value	Difference

	(in millions)
Equity securities	¥1,542	¥2,379	¥836	¥5,133	¥10,005	¥4,872	¥3,002	¥8,282	¥5,280
Other	—	—	—	499	530	30	—	—	—

Total	¥1,542	¥2,379	¥836	¥5,633	¥10,535	¥4,902	¥3,002	¥8,282	¥5,280

2.	Other securities that have no market value at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004
Other Securities	Carrying Value	Carrying Value	Carrying Value

	(in millions)
Non-marketable equity securities	¥408	¥2,445	¥325
Bonds	0	308	24
Other	35	35	534

Total	¥443	¥2,789	¥884

Japanese GAAP
Consolidated Financial Statements

3.	Investment securities impaired for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004
	Impairment Amount	Impairment Amount	Impairment Amount

	(in millions)
Other Securities	¥320	¥—	¥239

Note:	Impairment was recognized for investment securities for which the fair value declined by more than 50% or those for which the average market price at the end of month declined by more than 30% or more but less than 50% for the last two years.

(10)	Derivative Transactions

The note for derivative transactions is omitted as all derivative transactions are treated under the hedge accounting principle.

Japanese GAAP
Consolidated Financial Statements

2.	OPERATING DATA

(1)	Consolidated Operating Results

1.	Operating Revenues by Business Segment

	Six Months Ended September 30,				Year Ended March 31,
	2003		2004		2004
		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total

	(in millions except percentages)
Integrated financial services
Interest income from notes and loans receivable:
Consumer loans	¥5,064	22.1%	¥1,654	7.9%	¥9,772	21.4%
Wide loans	6,665	29.0	5,443	26.2	12,717	27.8
Small business owner loans	5,736	25.0	5,488	26.4	11,318	24.8
Business Timely loans	2,265	9.9	2,412	11.6	4,588	10.0
Secured loans	86	0.4	365	1.7	198	0.4
Notes receivable	4	0.0	35	0.2	28	0.1

Total interest income from notes and loans receivable	19,823	86.4	15,398	74.0	38,623	84.5

Other financial income	0	0.0	0	0.0	1	0.0

Other operating income:
Loan origination fees	376	1.6	619	3.0	926	2.0
Recovery from loans previously charged off	430	1.9	370	1.8	795	1.8
Guarantee fees received	142	0.6	353	1.7	368	0.8
Revenue from leases and installment loans	—	—	484	2.3	101	0.2
Other	19	0.1	47	0.2	48	0.1

Total other operating income	970	4.2	1,876	9.0	2,239	4.9

Sub-total	20,794	90.6	17,275	83.0	40,863	89.4

Loan servicing
Revenue from purchased loans	2,082	9.1	3,055	14.7	4,537	10.0
Other operating income	26	0.1	289	1.4	61	0.1

Sub-total	2,109	9.2	3,344	16.1	4,599	10.1

Other businesses
Other operating income	54	0.2	193	0.9	230	0.5

Total	¥22,958	100.0%	¥20,813	100.0%	¥45,693	100.0%

Notes:	1)	Business segments presented above are identical to the business segments presented in “Business Segment Information”. In addition, the business segment classifications for the six months ended September 30, 2003 are adjusted to be consistent with the classification for the six months ended September 30, 2004.

	2)	Consumption taxes are excluded from the amounts presented above.

Japanese GAAP
Consolidated Financial Statements

2.	Operating Assets by Business Segment

	September 30,				March 31,
	2003		2004		2004
		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total

	(in millions except percentages)
Integrated financial services
Notes and loans receivable	¥170,192	97.4%	¥137,521	93.3%	¥175,440	97.0%
Assets held for leases and installment loans	—	—	3,137	2.1	380	0.2

Sub-total	170,192	97.4	140,659	95.4	175,821	97.2

Loan servicing
Purchased loans receivable	4,536	2.6	6,738	4.6	5,059	2.8

Total	¥174,728	100.0%	¥147,397	100.0%	¥180,880	100.0%

Notes:	1)	Installment loans included in “Assets held for leases and installment loans” represent the amounts of total installment loans less the amounts of unrealized revenue from installment loans.

	2)	Other than those presented above, guaranteed loans outstanding in connection with the credit guarantee business in integrated financial services are as follows:

	September 30,		March 31,
	2003	2004	2004
	Amount	Amount	Amount

	(in millions)
Guaranteed loans outstanding	¥2,394	¥5,663	¥3,619

Note:	The amounts of guaranteed loans outstanding presented above are the amounts before deduction of reserves for guarantee losses.

Japanese GAAP
Consolidated Financial Statements

(2)	Loans Outstanding by Product

	September 30,
	2003			2004
	Number of		Percentage	Number of		Percentage
	Accounts	Amount	of Total	Accounts	Amount	of Total

	(in millions except accounts and percentages)
Consumer loans	96,224	¥37,797	22.2%	7,737	¥2,374	1.7%
Wide loans	35,345	60,073	35.3	32,275	50,878	37.0
Small business owner loans	23,643	52,962	31.1	23,909	54,724	39.8
Business Timely loans	15,234	17,701	10.4	16,733	19,198	14.0
Secured loans	266	1,441	0.9	323	10,189	7.4
Notes receivable	76	216	0.1	105	155	0.1

Total	170,788	¥170,192	100.0%	81,082	¥137,521	100.0%

	March 31,
	2004
	Number of		Percentage
	Accounts	Amount	of Total

	(in millions except accounts and percentages)
Consumer loans	88,809	¥35,604	20.3%
Wide loans	33,975	55,686	31.8
Small business owner loans	23,794	55,152	31.4
Business Timely loans	16,163	18,658	10.6
Secured loans	278	9,942	5.7
Notes receivable	176	396	0.2

Total	163,195	¥175,440	100.0%

Note:	There were no subsidiaries with any loans outstanding at September 30, 2003, September 30, 2004 and March 31, 2004.

Japanese GAAP
Non-consolidated Financial Statements

(TRANSLATION)

November 4, 2004

Condensed Statements of Non-consolidated Financial Results
for the Six Months Ended September 30, 2004

Company Name:	NISSIN CO., LTD.
(URL: http://www.nissin-f.co.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571)
New York Stock Exchange (Trading Symbol: NIS)

Location of Head Office:	Tokyo and Ehime

President:	Kunihiko Sakioka,
Representative Director

Inquiries:	Hitoshi Higaki,
Managing Director and
General Manager of Operations Control Division
(Tel: +81-3-3348-2424)

Date of Board of Directors’ Meeting for Approval of the Financial Results:	November 4, 2004

Application of GAAP:	Japanese GAAP

Half-Year Dividend:	Yes

Date of Half-Year Dividend Payment:	From December 10, 2004

Trade Unit:	One Unit is Constituted of 100 Shares

Japanese GAAP
Non-consolidated Financial Statements

6.	SUMMARY OF THE NON-CONSOLIDATED FINANCIAL RESULTS

1.	Non-consolidated Financial Results for the Six Months Ended September 30, 2004

(1)	Non-consolidated Operating Results

	Six Months Ended September 30,				Year Ended March 31,
	2003		2004		2004
		Percentages		Percentages		Percentages
	Amount	(Note 4)	Amount	(Note 4)	Amount	(Note 4)

	(in millions except percentages )
Operating revenues	¥20,799	2.6%	¥16,805	(19.2)%	¥40,795	(1.4)%
Operating income	5,235	17.5	4,178	(20.1)	10,668	2.0
Ordinary income	5,241	17.8	4,432	(15.3)	10,596	2.8
Net income	2,665	11.6	4,567	71.4	5,483	10.9

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004

	(in yen)
Net income per share:
Basic	¥21.21	¥18.01	¥43.49

Notes:	1.	The weighted-average numbers of outstanding shares were 125,633,219 shares for the six months ended September 30, 2003, 253,519,211 shares for the six months ended September 30, 2004 and 124,679,832 shares for the year ended March 31, 2004.
	2.	On May 20, 2004, NISSIN completed a 2-for-1 stock split.
	3.	Changes in accounting policy: None
	4.	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the respective figures for the corresponding period of the previous year.

(2)	Dividends

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004

Dividends per share (in yen):
Half-year dividends	¥3.75	¥2.75	¥—
Full-year dividends	—	—	8.50

Notes:	1.	Commemorative dividend of ¥0.50 per share was included in “Half-year dividends” for the six months ended September 30, 2004.
	2.	On May 20, 2004, NISSIN completed a 2-for-1 stock split.

Japanese GAAP
Non-consolidated Financial Statements

(3)	Non-consolidated Financial Position

	September 30,		March 31,
	2003	2004	2004

	(in millions except percentages and per share data)
Total assets	¥191,318	¥179,111	¥201,733
Shareholders’ equity	46,503	57,426	53,150
Shareholders’ equity ratio (%)	24.3%	32.1%	26.4%
Shareholder’ equity per share (in yen)	376.58	225.59	420.58

Notes: 1.	There were 123,488,276 outstanding shares at September 30, 2003, 254,565,865 outstanding shares at September 30, 2004 and 126,228,167 outstanding shares at March 31, 2004.
2.	The numbers of shares of treasury stock were 9,135,780 shares at September 30, 2003, 15,076,045 shares at September 30, 2004 and 8,498,025 shares at March 31, 2004.
3.	On May 20, 2004, NISSIN completed a 2-for-1 stock split.

2.	Non-consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2005

Year Ending March 31, 2005

(in millions )
Operating revenues	¥32,642
Ordinary income	7,580
Net income	6,591

Year Ending March 31, 2005

(in yen per share)
Year-end dividends	¥1.15
Full-year dividends	2.525

(Reference)	Net income per share for the fiscal year ending March 31, 2005 is forecasted to be ¥12.94.

Notes: 1.	NISSIN will conduct a 2-for-1 stock split on November 19, 2004. Net income per share for the year ending March 31, 2005 is calculated by using the number of outstanding shares of common stock at September 30, 2004 adjusted for the stock split (509,131,730 shares). If the number of outstanding shares of common stock is not adjusted to reflect the stock split, net income per share for the year ending March 31, 2005 would be forecasted to be ¥25.89.

2.	Our forecasts reflect our judgment based on the information available at this time. Because actual results may differ from these forecasts, you should not make an investment decision based solely on these forecasts. To read the assumptions used for these forecasts and other related considerations, see pages 19 and 20 of the Supplementary Materials.

Japanese GAAP
Non-consolidated Financial Statements

7.	NON-CONSOLIDATED FINANCIAL STATEMENTS

(1)	Non-consolidated Balance Sheets

	September 30,				March 31,
	2003		2004		2004
		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total

	(in millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥18,769		¥18,681		¥18,362
Notes receivable (Note 5)	216		155		396
Loans receivable (Notes 2,3,7 and 8)	169,975		137,366		175,044
Other	2,946		1,847		3,076
Allowance for loan losses	(10,231)		(6,914)		(10,424)

Total Current Assets	181,677	95.0	151,136	84.4	186,454	92.4

Fixed Asset:
Tangible fixed assets (Notes 1 and 2)
Land	946		355		355
Other	638		610		597

Total tangible fixed assets	1,585		966		953

Intangible fixed assets	1,105		2,209		1,085

Investments and other assets
Investment securities	—		13,325		9,167
Other (Notes 2 and 7)	9,505		14,719		7,177
Allowance for loan losses	(2,555)		(3,244)		(3,103)

Total investments and other assets	6,950		24,799		13,240

Total Fixed Assets	9,640	5.0	27,975	15.6	15,278	7.6

Total Assets	¥191,318	100.0	¥179,111	100.0	¥201,733	100.0

Japanese GAAP
Non-consolidated Financial Statements

	September 30,				March 31,
	2003		2004		2004
		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total

	(in millions except percentages)
LIABILITIES:
Current Liabilities:
Short-term borrowings (Note 2)	¥3,100		¥4,183		¥2,100
Current portion of long-term borrowings (Note 2)	52,265		44,490		50,423
Current portion of bonds	11,500		10,000		21,500
Commercial paper	1,400		1,500		3,200
Accrued income taxes	2,106		1,880		2,231
Accrued bonuses	519		482		617
Reserve for guarantee losses	60		173		108
Warrants	114		—		5
Other (Note 5)	755		1,696		1,209

Total Current Liabilities	71,821	37.5	64,405	35.9	81,395	40.3
Long-term Liabilities:
Bonds	15,500		7,000		6,000
Convertible bond	10,000		9,999		10,000
Long-term borrowings (Note 2)	44,320		35,677		43,677
Asset backed commercial paper (Note 2)	2,777		3,782		6,465
Accrued retirement benefits — directors and statutory auditors	333		330		333
Other	61		489		711

Total Long-term Liabilities	72,993	38.2	57,279	32.0	67,188	33.3

Total Liabilities	144,814	75.7	121,685	67.9	148,583	73.6

SHAREHOLDERS’ EQUITY:
Common stock (Note 6)	6,610	3.4	7,245	4.1	7,218	3.6
Additional paid-in capital
General	8,933		9,679		9,647
Other
Gain on sales of treasury stock	1		163		44

Total additional paid-in capital	8,935	4.7	9,842	5.5	9,691	4.8
Retained earnings
Legal reserve	400		400		400
General reserves	30,800		35,100		30,800
Unappropriated retained earnings	3,265		5,227		5,620

Total retained earnings	34,465	18.0	40,728	22.7	36,821	18.3
Unrealized gain on investment securities	498	0.3	2,917	1.6	3,147	1.6
Treasury stock	(4,006)	(2.1)	(3,307)	(1.8)	(3,727)	(1.9)

Total Shareholders’ Equity	46,503	24.3	57,426	32.1	53,150	26.4

Total Liabilities and Shareholders’ Equity	¥191,318	100.0	¥179,111	100.0	¥201,733	100.0

Japanese GAAP
Non-consolidated Financial Statements

(2)	Non-consolidated Statements of Income

	Six Months Ended September 30,				Year Ended March 31,
	2003		2004		2004
		Percentage		Percentage		Percentage
		of Total		of Total		of Total
		Operating		Operating		Operating
	Amount	Revenues	Amount	Revenues	Amount	Revenues

	(in millions except percentages)
Operating Revenues:
Interest income from notes and loans receivable	¥19,823		¥15,398		¥38,623
Other financial income	0		0		1
Other operating income	975		1,406		2,170

Total operating revenues	20,799	100.0	16,805	100.0	40,795	100.0
Operating Expenses:
Financial costs	1,741		1,419		3,389
Other operating expenses (Note 5)	13,823		11,207		26,737

Total operating expenses	15,564	74.8	12,627	75.1	30,126	73.8

Operating Income	5,235	25.2	4,178	24.9	10,668	26.2
Other income (Note 1)	48	0.2	513	3.0	94	0.2
Other expenses (Note 2)	42	0.2	259	1.5	166	0.4

Ordinary Income	5,241	25.2	4,432	26.4	10,596	26.0
Special gain (Note 3)	173	0.8	3,346	19.9	705	1.7
Special losses (Note 4)	673	3.2	31	0.2	1,597	3.9

Income Before Income Taxes	4,740	22.8	7,748	46.1	9,705	23.8

Income Taxes:
Current	2,092		1,828		4,590
Deferred	(16)		1,352		(369)

Total income taxes	2,075	10.0	3,180	18.9	4,221	10.4

Net Income	2,665	12.8	4,567	27.2	5,483	13.4

Retained earnings at beginning of period	600		660		600
Half-year dividends paid	—		—		463

Unappropriated Retained Earnings at End of Period	¥3,265		¥5,227		¥5,620

Japanese GAAP
Non-consolidated Financial Statements

(3)	Significant Accounting Policies

1.	Valuation and Computation of Assets

1.	Investment securities

I.	Investment in subsidiaries and affiliates

Cost method, cost being determined by the moving average method.

II.	Other securities

Marketable securities

Market value is determined by the quoted price at the end of the period.

(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’ equity. Cost of securities sold is computed using the moving average method.)

Non-marketable securities

Cost method, cost being determined by the moving average method.

2.	Depreciation and Amortization of Fixed Assets

1.	Tangible fixed assets

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998, excluding building improvements, is computed using the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of newly acquired buildings is computed using the straight-line method.

2.	Intangible fixed assets

Internal-use software costs are amortized using the straight-line method over 5 years, which is the estimated useful life.

3.	Long-term prepaid expenses

Long-term prepaid expenses are amortized using the straight-line method.

3.	Allowance for Loan Losses and Accrued Expenses

1.	Allowance for loan losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to provide for the amount of loan losses. It is calculated by applying a percentage derived from past collection experience to general loans, and by individually estimating uncollectible amounts with respect to certain doubtful loans.

2.	Accrued bonuses

Accrued bonuses are provided for the payment of employees’ bonuses based on estimated amounts of future payments attributable to the corresponding period.

Japanese GAAP
Non-consolidated Financial Statements

3.	Reserve for guarantee losses

The reserve for guarantee losses is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guarantee transactions.

4.	Accrued retirement benefits — directors and statutory auditors

Accrued retirement benefits of NISSIN’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. These amounts are determined in accordance with NISSIN’s internal rules.

4.	Accounting for Lease Transactions

Finance leases, except leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

5.	Other Significant Accounting Policies for the Preparation of Non-consolidated Financial Statements

1.	Interest income from notes and loans receivable

Interest income from notes and loans receivable is recognized on an accrual basis.

However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

2.	Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.

Consumption taxes not subject to the exclusion are treated as expense for the relevant period.

6.	Change in Presentation

Non-consolidated Balance Sheets

“Investment securities”, which was classified as a part of “Investments and other assets” as of September 30, 2003, is classified separately as of September 30, 2004, as the amount of “Investment securities” exceeded 5% of total assets. The amount of “Investment securities” as of September 30, 2003 was ¥2,822 million.

7.	Additional Information

Non-consolidated Statements of Income

In conjunction with the promulgation of the “Law Concerning an Amendment of the Local Tax Laws etc., (Law No. 9, 2003)” on March 31, 2003, the pro forma standard taxation system was adopted on corporate income taxes from the fiscal year beginning on April 1, 2004. Effective April 1, 2004, the Company adopted ASB Practical Issues No. 12, “Practical Treatment Concerning Presentation of Income Statement Regarding Pro Forma Standard Taxation of Corporate Income Tax”, which was issued by the Accounting Standards Board of Japan (ASBJ) on February 13, 2004. As a result, value-added tax and capital ratio tax amounting to ¥52 million were charged as a part of corporate enterprise tax, and were included in “Operating expenses — Other operating expenses”.

Japanese GAAP
Non-consolidated Financial Statements

(4)	Notes to Non-consolidated Financial Statements

Non-consolidated Balance Sheets

Note 1.	Accumulated depreciation of tangible fixed assets as of September 30, 2003, September 30, 2004 and March 31, 2004 is ¥844 million, ¥806 million and ¥832 million, respectively.

Note 2.	Assets pledged for short and long-term borrowings as collateral at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Loans receivable	¥33,139	¥21,126	¥28,295
Land	262	—	262
Other tangible fixed assets	366	—	356
Investments and other assets	16	—	9

Corresponding borrowings secured by the above collateral at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Short-term borrowings	¥3,100	¥1,500	¥2,100
Long-term borrowings (including current portion)	27,452	17,569	22,938

Loans receivable, other than the above, that will be transferred pursuant to forward contracts and the corresponding long-term borrowings including current portion at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Loans receivable	¥6,555	¥3,089	¥5,557
Long-term borrowings (including current portion)	6,124	2,805	4,967

In addition, beginning with the year ended March 31, 2003, NISSIN has entrusted certain loans outstanding to a trust bank. In order to raise funds, NISSIN sold its senior beneficiary interest in these loans outstanding in trust to a third party. These transactions constitute a legal sale under Japanese law. Since NISSIN reserves an option to repurchase the senior beneficiary interest, NISSIN does not recognize the extinguishment of the aforementioned interest in the financial statements and the funds are recognized as a long-term liability related interest. There is no control over the interest by NISSIN except through the above option. Entrusted loans outstanding included in “Loans receivable”, and the related long-term liability recorded in “Asset backed commercial paper” at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

Japanese GAAP
Non-consolidated Financial Statements

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Loans receivable	¥4,237	¥6,895	¥9,593
Asset backed commercial paper	2,777	3,782	6,465

Note 3.	Unsecured consumer loans included in loans receivable at September 30, 2003, September 30, 2004 and March 31, 2004 are ¥37,797 million, ¥2,374 million and ¥35,604 million, respectively.

Note 4.	Commitments and contingencies

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Guarantees for loans outstanding of alliance companies	¥2,334	¥5,325	¥3,508
Guarantees for borrowings of subsidiaries and affiliates:
Nissin Servicer Co., Ltd.	2,501	—	2,096
Shinsei Business Finance Co., Ltd.	—	2,300	1,200

Note 5.	Rediscounted notes at September 30, 2004 and March 31, 2004 are ¥80 million and ¥262 million, respectively. There were no rediscounted notes at September 30, 2003.

Note 6.	Stock issuance

(1)	Increases in the number of shares that resulted from exercises of warrant rights for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

			Year Ended
	Six Months Ended September 30,		March 31,
	2003	2004	2004

Number of shares issued (shares)	—	186,979	2,102,136

Exercise price (in yen)	¥—	¥288.8	¥577.5

Total amount of increase in shareholders’ equity (in millions)	—	53	1,213

Amount of increase in common stock per exercise (in yen)	—	145	289

Total amount of increase in common stock (in millions)	—	27	607

(2)	Increases in the number of shares that resulted from conversion of convertible bonds for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004

Number of shares issued (shares)	—	2,547	—

Convertible price (in yen)	¥—	¥392.50	¥—

Total amount of increase in shareholders’ equity (in millions)	—	0	—

Amount of increase in common stock per conversion (in yen)	—	197	—

Total amount of increase in common stock (in millions)	—	0	—

Japanese GAAP
Non-consolidated Financial Statements

(3)	Increases in the number of shares that resulted from stock splits for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004

Date of stock splits	May 20, 2003	May 20, 2004	May 20, 2003
Stock split ratio	2-for-1	2-for-1	2-for-1
Number of shares issued (shares)	66,312,028	134,726,192	66,312,028

Note 7.	According to the requirement of the Nonbank Bond Issuing Law, bankrupt and delinquent loans receivable are classified as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
(1) Bankrupt loans receivable	¥814	¥969	¥998
(2) Delinquent loans receivable	2,520	3,004	2,851
(3) Delinquent loans receivable (three months or more)	—	—	—
(4) Restructured loans receivable	13,217	13,555	14,418

Total	¥16,553	17,530	¥18,268

Notes:	(1)	“Bankrupt loans receivable”, for which unreceived interest is not accrued, are loans delinquent for a considerable period of time and for which the principal or interest on such loans is unlikely to be recovered due to the occurrence of events defined in the Japanese Corporation Tax Law (Government Ordinance No. 97, 1965), Regulation 96-1(3) and Regulation 96-1(4).
	(2)	“Delinquent loans receivable” are loans receivable for which unreceived interest is not accrued due to customers’ delinquency, excluding loans receivables mentioned in (1), (4).
	(3)	“Delinquent loans receivable (three months or more)” are loans receivable for which the payments of principal and interest have been delayed for three months or more, excluding loans receivables mentioned in (1), (2).
	(4)	“Restructured loans receivable” are loans receivable for which NISSIN reached agreement with the debtors on favorable treatment for the debtors such as reduction and exemption of interest, grace of principal and interest payments, relinquishment of loans receivable, among others, in order to reorganize the borrowing company and support their financial conditions, excluding loans receivable mentioned in (1), (2), (3).

Note 8.	The balances of loans outstanding loans receivable under credit line agreements, including revolving contracts, at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Loans outstanding under credit line agreements	¥55,498	¥21,651	¥54,294

Japanese GAAP
Non-consolidated Financial Statements

Under the terms and conditions of NISSIN’s credit line agreements, NISSIN may, but is not committed to, lend funds to customers up to a maximum total amount of ¥71,339 million and ¥95,895 million at September 30, 2004 and March 31, 2004, respectively. NISSIN reviews credit lines based on account usage and customer creditworthiness.

NISSIN’s unfunded credit lines at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Total of unfunded credit lines	¥37,035	¥49,687	¥41,601
Of which unfunded credit lines without loans outstanding	30,109	45,236	34,624

Certain portions of these agreements lapse without ever being used. Therefore, the amount of unfunded credit lines will not necessarily affect future cash flows of NISSIN.

Under these agreements, NISSIN also may discontinue or reduce the credit lines of customers based on the deterioration of their credit status and other substantial reasons. In addition, NISSIN examines the agreements regularly in order to take measures for credit conservation.

Japanese GAAP
Non-consolidated Financial Statements

Non-consolidated Statements of Income

Note 1.	Significant components of other income for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,
	2003	2004	2004

	(in millions)
Other income:
Interest income from securities	¥0	¥0	¥0
Interest and dividends	12	3	22
Guarantee fees received	17	17	41
Dividends from insurance	0	0	6
Interest income from loans to subsidiaries and affiliates	9	46	10
Fees received in connection with sale of loans receivable	—	385	—
Fee received from securities loaned	—	50	—

Note 2.	Significant components of other expenses for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,
	2003	2004	2004

	(in millions)
Other expenses:
Stock issuance costs	¥21	¥55	¥35
Bonds issuance costs	3	9	14
Penalty for cancellation of real estate lease contracts	14	46	23
Syndicated loan borrowing costs	—	140	—

Note 3.	Significant components of special gain for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,
	2003	2004	2004

	(in millions)
Special gain:
Gain on sales of fixed assets (land)	¥116	¥—	¥116
Gain on sales of investments securities	55	18	343
Reversal of allowance for loan losses	—	3,327	—

Japanese GAAP
Non-consolidated Financial Statements

Note 4.	Significant components of special losses for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are follows:

	Six Months Ended		Year Ended
	September 30,		March 31,
	2003	2004	2004

	(in millions)
Special losses:
Losses on sales of fixed assets (land)	¥3	¥—	¥3
Losses on sales of fixed assets (buildings)	1	—	1
Losses on disposal of fixed assets	37	30	42
Losses on sales of investment securities	310	0	469
Impairment of investment securities	320	—	239

Note 5.	Depreciation and amortization expenses for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,
	2003	2004	2004

	(in millions)
Depreciation and amortization expenses:
Tangible fixed assets	¥36	¥29	¥73
Intangible fixed assets	13	13	26

Japanese GAAP
Non-consolidated Financial Statements

Significant Subsequent Events

On August 17, 2004, the Board of Directors approved a stock split as follows:

1) Stock split method:	2-for-1 stock split for all shares owned by the shareholders of record on September 30, 2004
2) Type of shares to be issued:	Common stock
3) Increase in the number of shares:	269,641,910 shares
4) Stock split date:	November 19, 2004
5) Dividends paid for the period from:	October 1, 2004

If the stock split is deemed to have occurred on April 1, 2003, per share data are adjusted retrospectively as follows:

	Six Months Ended September 30,		Year Ended March 31,
	2003	2004	2004

	(in yen)
Shareholders’ equity per share	¥94.15	¥112.79	¥105.15
Net income per share:
Basic	5.30	9.01	10.87
Diluted	—	8.21	10.05

The diluted net income per share for the six months ended September 30, 2003 is not presented, as there was no dilutive effect for the corresponding period.

Japanese GAAP
Non-consolidated Financial Statements

(5)	Lease

Finance leases, except leases for which the ownership of the leased assets is transferred to the lessee, are as follows:

Lessee

1.	Equivalents of acquisition costs, accumulated amortization and book value at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Equipment:
Acquisition costs equivalent	¥1,550	¥2,368	¥1,993
Accumulated amortization equivalent	(611)	(820)	(705)

Book value equivalent	939	1,548	1,287
Software:
Acquisition costs equivalent	1,522	1,317	1,392
Accumulated amortization equivalent	(782)	(723)	(787)

Book value equivalent	739	593	605
Other:
Acquisition costs equivalent	4	4	4
Accumulated amortization equivalent	(1)	(2)	(1)

Book value equivalent	3	2	2

Total:
Acquisition costs equivalent	¥3,077	¥3,689	¥3,390
Accumulated amortization equivalent	(1,395)	(1,546)	(1,494)

Book value equivalent	1,682	2,143	1,895

2.	The amounts of future minimum lease payments at September 30, 2003, September 30, 2004 and March 31, 2004 are as follows:

	September 30,		March 31,
	2003	2004	2004

	(in millions)
Due within one year	¥595	¥742	¥645
Due after one year	1,111	1,428	1,275

Total	¥1,706	¥2,170	¥1,920

3.	Lease payments, amortization expense equivalent, interest expense equivalent for the six months ended September 30, 2003, September 30, 2004 and the year ended March 31, 2004 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,
	2003	2004	2004

	(in millions)
Lease payments	¥363	¥407	¥747
Amortization expense equivalent	345	390	712
Interest expense equivalent	17	19	36

Japanese GAAP
Non-consolidated Financial Statements

4.	The method to calculate amortization expense equivalent and interest expense equivalent of leased property are as follows:

•	Amortization expense equivalent is calculated by using the straight-line method over the respective lease terms with no residual value.

•	Interest expense equivalent of a lease obligation is calculated as the difference between the total lease payments and the acquisition cost equivalent of the leased property, with the amount allocated to each relevant accounting period using the interest method.

Impairment of Fixed Assets

The itemized presentation is omitted, as there is no impairment loss allocated to leased assets.

(6)	Investment Securities

Information regarding investments in subsidiaries and affiliates with market value available at September 30, 2003, September 30, 2004 and March 31, 2004 is as follows:

	September 30,						March 31,
	2003			2004			2004
	Carrying	Market		Carrying	Market		Carrying	Market
	Value	Value	Differences	Value	Value	Differences	Value	Value	Differences

	(in millions)
Investment in subsidiaries	¥—	¥—	¥—	¥500	¥30,600	¥30,100	¥—	¥—	¥—
Investment in affiliates	300	383	83	—	—	—	—	—	—

Total	¥300	¥383	¥83	¥500	¥30,600	¥30,100	¥—	¥—	¥—

Japanese GAAP
Non-consolidated Financial Statements

Supplemental Reference Data

The summary of net income per share (EPS) with retrospective adjustments for the half-year periods of the past five years is as follows:

1.	Before retrospective adjustments

Consolidated:

	Six Months Ended September 30,
Per share data	2000	2001	2002	2003	2004

	(in yen)
Net income per share	¥216.94	¥59.19	¥38.86	¥22.16	¥23.88
Shareholders’ equity per share	3,389.59	1,236.60	678.52	377.41	234.07
Half-year dividends per share	35.00	12.50	6.50	3.75	2.75

	September 30,
	2000	2001	2002	2003	2004

	(shares)
Number of outstanding shares at end of period	10,789,161	33,117,603	64,710,002	123,488,276	254,565,865

Non-consolidated:

	Six Months Ended September 30,
Per share data	2000	2001	2002	2003	2004

	(in yen)
Net income per share	¥223.28	¥62.87	¥36.82	¥21.21	¥18.01
Shareholders’ equity per share	3,396.17	1,242.58	680.16	376.58	225.59
Half-year dividends per share	35.00	12.50	6.50	3.75	2.75

	September 30,
	2000	2001	2002	2003	2004

	(shares)
Number of outstanding shares at end of period	10,789,161	33,117,603	64,710,002	123,488,276	254,565,865

Japanese GAAP
Non-consolidated Financial Statements

If the per share data figures for the six months ended September 30, 2004 presented in the Condensed Statements of Financial Results are set as 100, the figures retrospectively adjusted for the dilutions caused by the stock splits are presented below.

2.	After retrospective adjustments

Consolidated:

	Six Months Ended September 30,
Per share data	2000	2001	2002	2003	2004

	(in yen)
Net income per share	¥9.04	¥7.40	¥9.71	¥11.08	¥23.88
Shareholders’ equity per share	141.24	154.58	169.63	188.70	234.07
Half-year dividends per share	1.46	1.56	1.63	1.88	2.75

	September 30,
	2000	2001	2002	2003	2004

	(shares)
Number of outstanding shares at end of period	258,928,968	260,940,824	258,840,008	246,976,552	254,565,865

Non-consolidated:

	Six Months Ended September 30,
Per share data	2000	2001	2002	2003	2004

	(in yen)
Net income per share	¥9.30	¥7.86	¥9.20	¥10.61	¥18.01
Shareholders’ equity per share	141.50	155.32	170.04	188.29	225.59
Half-year dividends per share	1.46	1.56	1.63	1.88	2.75

	September 30,
	2000	2001	2002	2003	2004

	(shares)
Number of outstanding shares at end of period	258,928,968	260,940,824	258,840,008	246,976,552	254,565,865

Note: 1.	On May 21, 2001, NISSIN completed a 3-for-1 stock split.
2.	On May 21, 2002, NISSIN completed a 2-for-1 stock split.
3.	On May 20, 2003, NISSIN completed a 2-for-1 stock split.
4.	On May 20, 2004, NISSIN completed a 2-for-1 stock split.
5.	Net income per share is calculated by assuming that all the stock splits occurred at the beginning of their respective periods.
6.	The per share data are adjusted retrospectively, applying Accounting Standards Board Statement (ASB Statement) No.2, “Accounting Standard Concerning Net Income Per Share”, issued by the Accounting Standard Board of Japan (ASBJ) on September 25, 2002.